Exhibit 2.1

EQUITY PURCHASE AGREEMENT

BY AND BETWEEN

RANDOLPH R. BOARDMAN AND TERRI L. BOARDMAN, TRUSTEES UNDER THE

RANDOLPH R. BOARDMAN AND TERRI L. BOARDMAN FAMILY TRUST

AGREEMENT DATED JANUARY 21, 1997,

DOUGLAS H. BOARDMAN AND LAUREN BOARDMAN, TRUSTEES OF THE

DOUGLAS H. BOARDMAN AND LAUREN BOARDMAN FAMILY TRUST,

DANVERS M. BOARDMAN, III, TRUSTEE UNDER THE DMB III TRUST

AGREEMENT DATED JULY 12, 2008,

KATHY M. BOARDMAN, TRUSTEE UNDER THE KMSB TRUST AGREEMENT

DATED JUNE 26, 2008,

RANDOLPH R. BOARDMAN, AN INDIVIDUAL

(solely for the purposes of Section 6.07 and Article XII),

TERRI L. BOARDMAN, AN INDIVIDUAL

(solely for the purposes of Section 6.07 and Article XII),

DOUGLAS H. BOARDMAN, AN INDIVIDUAL

(solely for the purposes of Section 6.07 and Article XII),

LAUREN BOARDMAN, AN INDIVIDUAL

(solely for the purposes of Section 6.07 and Article XII),

DANVERS M. BOARDMAN III, AN INDIVIDUAL

(solely for the purposes of Section 6.07 and Article XII), AND

KATHY M. BOARDMAN, AN INDIVIDUAL

(solely for the purposes of Section 6.07 and Article XII),

CENTRAL CONCRETE SUPPLY CO., INC.

and

U.S. CONCRETE, INC.

(solely for the purposes of Article XI)

Dated October 17, 2012

i

Section 13.07 Successors and Assigns	79

Section 13.08 No Third-party Beneficiaries	79

Section 13.09 Amendment and Modification; Waiver	79

Section 13.10 Governing Law; Submission to Jurisdiction	79

Section 13.11 Specific Performance	80

Section 13.12 Counterparts	80

EXHIBIT A – SELLERS AND ALLOCATION PERCENTAGES

EXHIBIT B – FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

EXHIBIT C – LEGAL OPINION PARAGRAPHS

Schedule I – Calculation of Target Working Capital

Schedule II – Calculation of Applicable Rate

Schedule III – Resignations

Schedule IV – Approvals and Consents

Schedule V – SCP Historical Volume Data

v

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated as of October 17, 2012, is entered into between Randolph R. Boardman and Terri L. Boardman, Trustees under the Randolph R. Boardman and Terri L. Boardman Family Trust Agreement dated January 21, 1997, Douglas H. Boardman and Lauren Boardman, Trustees of the Douglas H. Boardman and Lauren Boardman Family Trust, Danvers M. Boardman, III, Trustee under the DMB III Trust Agreement dated July 12, 2008 and Kathy M. Boardman, Trustee under the KMSB Trust Agreement dated June 26, 2008 (each a “Seller” and, collectively, the “Sellers”) and solely for the purposes of Section 6.07 and Article XII, Randolph R. Boardman, Terri L. Boardman, Douglas H. Boardman, Lauren Boardman, Danvers M. Boardman III and Kathy M. Boardman, each a California citizen (each a “Trustee” and, collectively, the “Trustees”), on the one hand, and Central Concrete Supply Co., Inc., a California corporation (“Buyer”) and solely for the purposes of the performance guaranty set forth in Article XI, U.S. Concrete, Inc., a Delaware corporation (“Parent”), on the other hand.

RECITALS

WHEREAS, Sellers collectively own (a) all of the issued and outstanding shares of common stock, par value $100 (the “Shares”), of Bode Gravel Co., a California subchapter S corporation (“Bode Gravel”) and (b) all of the membership interests (the “Membership Interests” and, together with the Shares, the “Equity Interests”) of Bode Concrete LLC, a California limited liability company (“Bode Concrete” and Bode Gravel, each a “Company” and, collectively, the “Companies”); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Equity Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accounting Referee” has the meaning set forth in Section 7.01(d).

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of clarification, each Trustee of each Seller shall be deemed to be an “Affiliate” of such Seller for all purposes hereunder.

“Agreement” has the meaning set forth in the preamble.

“Allocation Percentage” has the meaning set forth in Section 2.02.

“Annual Financial Statements” has the meaning set forth in Section 3.05.

“Applicable Seller” has the meaning set forth in Section 12.01(a).

“Assignment” has the meaning set forth in Section 2.03(c)(ii).

“Balance Sheet” has the meaning set forth in Section 3.05.

“Balance Sheet Date” has the meaning set forth in Section 3.05.

“Base Purchase Price” has the meaning set forth in Section 2.02.

“Benefit Plan” has the meaning set forth in Section 3.19(a).

“Bode Concrete” has the meaning set forth in the recitals.

“Bode Gravel” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Basket Exclusions” has the meaning set forth in Section 9.04(a).

“Buyer Indemnitees” has the meaning set forth in Section 9.02.

“Buyer’s Accountants” means Grant Thornton LLP.

“Buyer’s Knowledge Group” means William Sandbrook, William Matthew Brown, Katherine Hargis, Kevin Kohutek, Lou Kala, Jeff Davis and Tom Larkin.

“Captive Insurer” has the meaning set forth in Section 6.12.

“Captive Insurer Letter of Credit” means that certain Irrevocable Standby Letter of Credit No. S318550M by Union Bank, N.A., issued August 5, 2011, for the benefit of Royal Bank of Canada, for the account of Bode Concrete, as amended by the Application for Amendment to Irrevocable Standby Letter of Credit, dated as of October 31, 2011, by Bode Concrete to Union Bank, N.A.

“Captive Interests” has the meaning set forth in Section 6.12.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.07.

“Closing Adjustment” has the meaning set forth in Section 2.04(a)(ii).

“Closing Consideration” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.07.

“Closing Working Capital” means: (a) the Current Assets of the Companies, less (b) the Current Liabilities of the Companies, determined as of the close of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.02(a).

“Company” or “Companies” has the meaning set forth in the recitals.

“Company Indebtedness” has the meaning set forth in Section 3.27.

“Company Personal Property” has the meaning set forth in Section 3.09(g).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Copyrights” has the meaning set forth in Section 3.11(a).

“Current Assets” means accounts receivable, inventory and prepaid expenses, but excluding (a) cash and cash equivalents, (b) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (c) deferred Tax assets and (d) receivables from any of the Companies’ Affiliates, directors, managers, employees, officers, stockholders or members and any of their respective Affiliates, determined in accordance with GAAP and the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Interim Balance Sheet, but in all events subject to the principles set forth in the Target Working Capital attached as Schedule I.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Companies’ Affiliates, directors, managers, employees, officers, members or stockholders and any of their respective Affiliates, deferred Tax liabilities and the current portion of long term debt, determined in accordance with GAAP and the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Interim Balance Sheet, but in all events subject to the principles set forth in the Target Working Capital attached as Schedule I.

“Direct Claim” has the meaning set forth in Section 9.06(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, statutory or other lien (including without limitation, any monetary lien of any type or character (e.g., any mechanic’s or materialmen’s lien, security interest, or mortgage)), easement, encroachment, right of way, option, right of first offer, rights of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, rights of reversion or any reservation right and any third party possessory interests.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Companies as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, handling, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, transfer, distribution, processing, production, disposal, discharge, Release, control or other action or failure to act involving remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, condition, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” has the meaning set forth in the recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(i).

“Excluded Accounts Receivable” has the meaning set forth in Section 2.04(b)(i).

“Financial Statements” has the meaning set forth in Section 3.05.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, the presence of which requires investigation, control or remediation under any Environmental Laws or that is hazardous, acutely hazardous, a pollutant, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Independent Accountants” has the meaning set forth in Section 2.04(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” has the meaning set forth in Section 3.11(a).

“Intellectual Property Registrations” has the meaning set forth in Section 3.11(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.05.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.05.

“Interim Financial Statements” has the meaning set forth in Section 3.05.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, decree or other requirement or rule of law of any Governmental Authority.

“Lease” or “Leases” has the meaning set forth in Section 3.09(a).

“Leased Real Property” means the real property currently leased by either Company, as tenant, pursuant to the Leases, together with all buildings and other structures, fixtures, facilities, utilities, improvements, and all additions or alterations thereto or replacements thereof, currently or as of the Closing Date, located thereon and all easements, licenses, rights of way, rights of use and exclusive and non-exclusive access (including all rights pertaining to water access, berthing, discharge of dry bulk cargo materials, and truck access to wharf Port of San Francisco Pier 92) and all rights of either Company under any covenant, condition, or restriction affecting any of the foregoing.

“Liabilities” has the meaning set forth in Section 3.06.

“Licensed Intellectual Property” has the meaning set forth in Section 3.11(d).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages (except to the extent actually awarded to a Governmental Authority or other third party) or damages based on diminution of value, a multiplier or similar concept.

“Marks” has the meaning set forth in Section 3.11(a).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has, individually or in the aggregate, a materially adverse effect on (a) the business, results of operations, or financial condition of the Companies, taken as a whole, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes in the United States’ general economic conditions; (ii) changes that generally affect the industries in which the Companies operate; (iii) any changes in applicable Laws or accounting rules or principles, including changes in GAAP; (iv) any change, effect or circumstance resulting from an action required or permitted by this Agreement, except pursuant to Section 3.04 and Section 6.09; (v) the announcement of this Agreement or the transactions contemplated hereby; (vi) any actions taken by Buyer or its Affiliates or (vii) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) or (ii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on either Company compared to other participants in the industries in which such Company conducts its business.

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Material Customers” has the meaning set forth in Section 3.14(a).

“Material Suppliers” has the meaning set forth in Section 3.14(b).

“Membership Interests” has the meaning set forth in the recitals.

“Multiemployer Plan” has the meaning set forth in Section 3.19(c).

“Non-compete Parties” has the meaning set forth in Section 6.07(a).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Outbound Intellectual Property” has the meaning set forth in Section 3.11(f).

“Owned Intellectual Property” means Intellectual Property owned by either Company.

“Parent” has the meaning set forth in the preamble.

“Parent Obligations” has the meaning set forth in Section 11.02(a).

“Patents” has the meaning set forth in Section 3.11(a).

“Payoff Amount” has the meaning set forth in Section 8.02(f).

“Performance Bonds” has the meaning set forth in Section 3.23

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities in respect of the Companies’ business.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable; (b) zoning, condition of entitlement, conservation restriction, and other land use and environmental regulations by Governmental Authorities which are not violated by, and do not impair, the current use or occupancy of the Leased Real Property by the Companies; and (c) easements, agreements or other encumbrances which are not violated by, and do not impair, the current use or occupancy of the Leased Real Property by the Companies.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of either Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of either Company for any Pre-Closing Tax Period.

“Proprietary Software” has the meaning set forth in Section 3.11(b).

“Qualified Benefit Plan” has the meaning set forth in Section 3.19(c).

“Reference Rate” means the per annum rate of interest announced from time to time by Bank of America N.A. (or any successor) as its prime rate (or reference rate).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, or disposing into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture, or to, from, into, out of or upon any property.

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means the production, distribution or sale of ready mix concrete.

“Restricted Period” has the meaning set forth in Section 6.07(a).

“Securities Act” has the meaning set forth in Section 5.06.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Sellers’ Accountants” means Mowat Mackie & Anderson LLP.

“Sellers’ Basket Exclusions” has the meaning set forth in Section 9.04(b)

“Sellers’ Indemnitees” has the meaning set forth in Section 9.03.

“Sellers’ Knowledge” or “Knowledge of Sellers” or any other variant thereof or similar knowledge qualification, means the current actual knowledge of any individual included in Sellers’ Knowledge Group, plus the knowledge that would be acquired after reasonable inquiry of those employees of the Companies whom it would be reasonable to consult under the circumstances.

“Sellers’ Knowledge Group” means Randolph R. Boardman, Terri L. Boardman, Douglas H. Boardman, Lauren Boardman, Danvers M. Boardman III, Kathy M. Boardman, Ryan Boardman, Tod Knudsen, Bill Garland, Jennifer McDermott and Dennis Broderick.

“Sellers’ Representative” means Danvers Boardman III or, if Danvers Boardman III is unable to serve, Randolph R. Boardman.

“SF Leases” means:

(a)	Lease No. L-12507, dated March 13, 2001, by and between The City and County of San Francisco through the San Francisco Port Commission (the “Port of San Francisco”), as lessor, and Bode Gravel, a California corporation, and Mission Valley Rock Company, a California corporation, collectively a joint venture, as lessee, as extended by that certain Letter Re: Mission Rock/Bode Lease, Port Lease No. L-12507, dated as of February 10, 2012 by Bode Gravel and that certain Letter re: Exercise of Option to Extend Term for Five Years for Lease No. L-12507 and Five-Year Rent Adjustment Effective June 15, 2012, dated February 14, 2012, by the Port of San Francisco; and

(b)	Lease No. L-13438, dated June 24, 2003, by and between The City and County of San Francisco through the Port of San Francisco, as lessor, and Bode Gravel, a California corporation and Allied Redy Mix L.L.C., as lessee, jointly and severally liable, as amended by First Amendment to Lease No. L-13438, dated as of September 23, 2003 and Second Amendment to Lease No. L-13438, dated as of December 15, 2003.

“Shares” has the meaning set forth in the recitals.

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Straddle Period” has the meaning set forth in Section 7.04.

“Target Working Capital” has the meaning set forth in Section 2.04(a)(ii).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 7.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means San Francisco, San Mateo, Santa Clara, Santa Cruz, Monterey, San Benito, Alameda, Contra Costa, Napa and Marin counties.

“Third-Party Awards” means any recoveries from third parties by a Buyer Indemnitee or Sellers’ Indemnitee, as the case may be (including from insurance and third-party indemnification) in connection with Losses for which such Indemnified Party seeks or receives indemnification hereunder. For the avoidance of doubt, with respect to any claims of indemnification hereunder by Buyer or either of the Companies, any recoveries from third parties (including from insurance and third-party indemnification) by Buyer, the Companies or any other Buyer Indemnitee shall constitute Third Party Awards.

“Third Party Claim” has the meaning set forth in Section 9.06(a).

“Trade Secrets” has the meaning set forth in Section 3.11(a).

“Transaction Documents” means this Agreement and the Assignment.

“Trustee” or “Trustees” has the meaning set forth in the preamble.

“Trustee Obligations” has the meaning set forth in Section 12.02(a).

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Union” has the meaning set forth in Section 3.20(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Review Period” has the meaning set forth in Section 2.04(c)(i).

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell to Buyer, and Buyer shall purchase from each Seller (a) the Shares and (b) all of such Seller’s right, title and interest in and to the Membership Interests, in each case free and clear of all Encumbrances, as set forth next to such Seller’s name on Exhibit A hereto, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Equity Interests shall be: $24,500,000.00 (the “Base Purchase Price”), plus the Closing Adjustment if a positive number, less the Closing Adjustment if a negative number, plus the Post-Closing Adjustment if a positive number, less the Post-Closing Adjustment if a negative number, plus the Earn-out Payments made pursuant to Section 2.06, if any. Each Seller shall receive for the Equity Interests being purchased from it by Buyer the percentage of the aggregate purchase price for the Equity Interests set forth next to such Seller’s name on Exhibit A hereto (such Seller’s “Allocation Percentage.”).

Section 2.03 Transactions to be Effected at the Closing.

(a) For purposes hereof, the “Closing Consideration” shall be equal to the Base Purchase Price, plus the Closing Adjustment if a positive number and less the Closing Adjustment if a negative number.

(b) At the Closing, Buyer shall deliver to each Seller:

(i) its share of the Closing Consideration, determined based on such Seller’s Allocation Percentage, by wire transfer of immediately available funds to the account or accounts designated at least 2 Business Days prior to the Closing Date by Sellers in a written notice to Buyer; and

(ii) the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 8.03.

(c) At the Closing, each Seller shall deliver to Buyer:

(i) stock certificates evidencing the Shares owned by such Seller (as reflected on Exhibit A hereto), free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii) an assignment of the Membership Interests owned by such Seller (as reflected on Exhibit A hereto) to Buyer in the form of Exhibit B hereto (the “Assignment”), duly executed by such Seller; and

(iii) the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by such Seller at or prior to the Closing pursuant to Section 8.02.

Section 2.04 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At least 3 Business Days before the Closing, Sellers’ Representative shall prepare and deliver to Buyer a statement setting forth its good faith estimate of the Closing Working Capital, determined in accordance with GAAP and the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Interim Balance Sheet, but in all events subject to the principles set forth in the Target Working Capital attached as Schedule I (the “Estimated Closing Working Capital”), which statement shall contain an estimated consolidated balance sheet of the Companies as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of each Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP and the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Interim Balance Sheet, but in all events subject to the principles set forth in the Target Working Capital calculation attached as Schedule I.

(ii) The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus $1,916,669.00 (the “Target Working Capital”; the Target Working Capital was calculated as set forth on Schedule I). If the Closing Adjustment is a positive number, the Closing Consideration shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Closing Consideration shall be reduced by the amount of the Closing Adjustment.

(b) Post-Closing Adjustment.

(i) Within 120 days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative (1) a statement setting forth its calculation of Closing Working Capital, determined in accordance with GAAP and the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Interim Balance Sheet, but in all events subject to the principles set forth in the Target Working Capital attached as Schedule I, which statement shall contain a consolidated balance sheet of the Companies as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and (2) a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP and the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Interim Balance Sheet, but in all events subject to the principles set forth in the Target Working Capital calculation attached as Schedule I.

(ii) The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to each Seller such Seller’s share of the Post-Closing Adjustment based on such Seller’s Allocation Percentage. If the Post-Closing Adjustment is a negative number, Sellers shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(c) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Sellers’ Representative shall have 30 days (the “Working Capital Review Period”) to review the Closing Working Capital Statement. During the Working Capital Review Period, Sellers’ Representative and Sellers’ Accountants shall have full access to the books and records of the Companies, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s or the Companies’ possession or control) relating to the Closing Working Capital Statement as Sellers’ Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections, provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Companies.

(ii) Objection. On or prior to the last day of the Working Capital Review Period, Sellers’ Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ Representative’s disagreement therewith (the “Statement of Objections”). If Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Working Capital Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If Sellers’ Representative delivers the Statement of Objections before the expiration of the Working Capital Review Period, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such objections within 15 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Sellers’ Representative, shall be final and binding.

(iii) Resolution of Disputes. If Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Deloitte & Touche LLP or, if Deloitte & Touche LLP is unable to serve, Buyer and Sellers’ Representative shall appoint by mutual agreement the office of a nationally recognized firm of independent certified public accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Working Capital Statement, in each case in accordance with the terms of this Agreement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountants. Sellers shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants’ determination and Sellers’ determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyer’s determination and Sellers’ determination differ from the determination of the Independent Accountants). Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Sellers are not required to pay pursuant to this Section 2.04(c)(iv).

(v) Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers, as the case may be.

(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the aggregate purchase price for the Equity Interests by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05 [Intentionally Omitted].

Section 2.06 Earn-out.

(a) Payments.

(i) As additional consideration for the Equity Interests, at such times as provided in Section 2.06(c), Buyer (or, at the direction of Buyer, either Company or another designee of Buyer so long as Buyer remains an obligor thereof) shall pay to Sellers with respect to each Calculation Period within the Earn-out Period an amount, if any (each, an “Earn-out Payment”), equal to the product of (i) the excess, if any, of (A) total Cubic Yards Sold during such Calculation Period over (B) the Annual Volume Threshold; multiplied by (ii) the Applicable Rate(s) for such excess; provided, that in no event shall Buyer be obligated to make an Earn-out Payment of more than $2,250,000.00 in respect of a single Calculation Period; provided, further, that in no event will the total cumulative Earn-out Payments made exceed the Earn-out Cap. If the aggregate Cubic Yards Sold for a particular Calculation Period do not exceed the applicable Annual Volume Threshold, no Earn-out Payment shall be due for such Calculation Period.

(ii) Buyer shall pay to Sellers the Calculation Period Interest, if any, accruing from the end of the final Calculation Period to and including the date upon which the Final Payment is paid in full to Sellers. Such Calculation Period Interest shall be paid to Sellers on the same day upon which the Earn-out Payment for the final Calculation Period is required to be paid pursuant to Section 2.06(c).

(b) Procedures Applicable to Determination of the Earn-out Payments.

(i) On or before the date which is 15 days after the last day of each Calculation Period (each such date, an “Earn-out Calculation Delivery Date”), Buyer shall prepare and deliver to Seller’s Representative a written statement (in each case, an “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of aggregate Cubic Yards Sold for the applicable Calculation Period and its calculation of the resulting Earn-out Payment (in each case, an “Earn-out Calculation”).

(ii) Seller’s Representative shall have 30 days after receipt of the Earn-out Calculation Statement for each Calculation Period (in each case, the “Earn-out Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein. During the Earn-out Review Period, Sellers’ Representative and Sellers’ Accountants shall have full access to the books and records of the Companies, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Earn-out Calculation and to such historical financial information (to the extent in Buyer’s or the Companies’ possession or control) relating to the Earn-out Calculation as Sellers’ Representative may reasonably request for the purpose of reviewing the Earn-out Calculation Statement and to prepare an Earn-out Calculation Objection Notice, provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Companies. Prior to the expiration of the Earn-out Review Period, Seller’s Representative may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-out

Calculation Objection Notice”) to Buyer; provided, that the only basis on which Seller’s Representative may dispute any matter in the Earn-out Calculation is as to the measurement of the total number of Cubic Yards Sold (including, for the purpose of clarification, whether the sales of all Concrete Facilities have been properly considered in the Earn-out Calculation) or as to the application of the Applicable Rate. Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by Seller’s Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller’s Representative fails to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Earn-out Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the parties hereto. If Seller’s Representative timely delivers an Earn-out Calculation Objection Notice, Buyer and Seller’s Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Cubic Yards Sold and the Earn-out Payment for the applicable Calculation Period. If Buyer and Seller’s Representative are unable to reach agreement within 15 days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event greater than 30 days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and Seller’s Representative shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller’s Representative, and not by independent review. The resolution of the dispute and the calculation of Cubic Yards Sold that is the subject of the applicable Earn-out Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by Sellers and Buyer in proportion to the amounts by which their respective calculations of the applicable Earn-out Payment differ from such Earn-out Payment as finally determined by the Independent Accountant.

(c) Timing of Payment of Earn-out Payments. Subject to Section 2.06(e), any Earn-out Payment that Buyer is required to pay pursuant to Section 2.06(a)(i) hereof shall be paid in full to Sellers no later than two Business Days following the date upon which the determination of the Earn-out Payment for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.06(b)(ii) (including any final resolution of any dispute raised by Seller’s Representative in an Earn-out Calculation Objection Notice). For purposes of clarification, Buyer may pay or cause to be paid the Earn-out Payment for any Calculation Period (as reflected in the Earn-out Calculation Statement) at any time on or after the Earn-out Calculation Delivery Date. Buyer shall deliver to each Seller its portion of the applicable Earn-out Payment determined based on such Seller’s Allocation Percentage, by wire transfer of immediately available funds to the account or accounts designated by such Seller.

(d) Post-closing Operation of the Company and Buyer. Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Companies and Buyer, including, but not limited to, (i) how work is allocated to the various concrete production facilities and (ii) opening, closing or modifying the operations of any concrete production facility; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Earn-out Payments hereunder. Notwithstanding the foregoing, Buyer has no obligation to operate the Companies or Buyer in order to achieve any Earn-out Payment or to maximize the amount of any Earn-out Payment.

(e) Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.06 the amount of (i) any Post-Closing Adjustment actually and finally determined to be owed to it pursuant to Section 2.04(b) and (ii) any Losses to which any Buyer Indemnitee is finally determined to be entitled under Section 7.03 or Section 9.02 of this Agreement or any other Transaction Document (in each instance, to the extent not otherwise paid).

(f) No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Companies, (ii) Seller shall not have any rights as a security holder of Buyer or the Companies as a result of Seller’s contingent right to receive any Earn-out Payment hereunder, and (iii) no interest is payable with respect to any Earn-out Payment other than as provided in this Section 2.06.

(g) Payment of Costs and Expenses. Sellers shall be solely responsible for and pay all fees, costs and expenses (including the fees and disbursements of their attorneys, accountants and other advisors) (collectively, the “Review Fees and Costs”) payable in connection with its review of any Earn-out Calculation Statement; provided, however, if Buyer and Sellers’ Representative mutually agree, or it is determined by the Independent Accountant in accordance with Section 2.06(b)(ii), that the amount of the Earn-out Payment for the applicable Calculation Period set forth on such Earn-out Calculation Statement is greater than 5% below the amount of the final and binding Earn-out Payment for such Calculation Period (as determined in accordance with Section 2.06(b)(ii)), then Buyer shall reimburse Sellers’ Representative for the Review Fees and Costs incurred by Sellers in connection with their review of such Earn-out Calculation Statement; provided, further, that in no event shall Buyer be responsible to pay the Review Fees and Costs incurred by Sellers pursuant to this Section 2.06(g) with respect to more than two Calculation Periods.

(h) Definitions. For purposes of this Section 2.06, the following terms have the meanings specified or referred to in this Section 2.06(h):

“Annual Volume Threshold” means, with respect to any Calculation Period, 350,000 Cubic Yards Sold.

“Applicable Rate” means the applicable rate(s) per Cubic Yard Sold, specified and calculated in accordance with Schedule II hereto.

“Calculation Period Interest” means, (i) with respect to the first Calculation Period, interest accruing on the Unpaid Portion of the Earn-out Cap at a rate of 7% per annum from the Closing Date to and including December 31, 2013; (ii) with respect to the final Calculation Period, interest accruing on the Unpaid Portion of the Earn-out Cap at a rate of 7% per annum from the beginning of such Calculation Period to and including the date upon which the Final Payment is paid in full to Sellers; and (iii) with respect to each other Calculation Period, interest accruing on the Unpaid Portion of the Earn-out Cap at a rate of 7% per annum from the beginning of such Calculation Period to and including the end of such Calculation Period.

“Calculation Periods” means (i) the period beginning on January 1, 2013 and ending on December 31, 2013, and (ii) each of the calendar years ending on December 31, 2014, 2015, 2016, 2017 and 2018, respectively.

“Concrete Facilities” means (i) that certain concrete production facility located at 450 Amador Street in San Francisco, California, (ii) and each concrete production facility (including any portable plants that produce concrete) operated by Buyer or its Affiliates (including the Companies) in San Francisco, California and South San Francisco, California during any Calculation Period; provided, however, that Concrete Facilities will not include Buyer’s portable Presidio Plant as long as it is being used on the existing Bay Bridge job.

“Cubic Yards Sold” means, for each Calculation Period, aggregate number of cubic yards of concrete which are produced at the Concrete Facilities and are sold by Buyer, any of its Affiliates (including the Companies) during such Calculation Period, determined and computed in a manner consistent with prior practice of the Companies; provided, however, in the event that the Closing does not occur on or prior to December 31, 2012, then, for purposes of calculating the Earn-out Payment for the first Calculation Period, the aggregate number of cubic yards of concrete produced and sold by the Companies during the period commencing on January 1, 2013 and ending on the Closing Date shall be included in the Cubic Yards Sold for the first Calculation Period.

“Earn-out Calculation” has the meaning set forth in Section 2.06(b)(i).

“Earn-out Calculation Delivery Date” has the meaning set forth in Section 2.06(b)(i).

“Earn-out Calculation Objection Notice” has the meaning set forth in Section 2.06(b)(ii).

“Earn-out Calculation Statement” has the meaning set forth in Section 2.06(b)(i).

“Earn-out Payment” has the meaning set forth in Section 2.06(a)(i).

“Earn-out Cap” as of any specific point in time means the sum of (i) $7,000,000, plus (ii) the aggregate Calculation Period Interest accrued through such time.

“Earn-out Period” means the period beginning on January 1, 2013 and ending on the earlier to occur of (i) December 31, 2018 and (ii) the date on which Earn-out Payments paid to Sellers equal or exceed the Earn-out Cap.

“Earn-out Review Period” has the meaning set forth in Section 2.06(b)(ii).

“Final Payment” means the Earn-out Payment for the final Calculation Period, together with any Calculation Period Interest accruing after the end of the Final Calculation Period.

“Review Fees and Costs” has the meaning set forth in Section 2.06(g).

“Unpaid Portion of the Earn-out Cap” as of any specific point in time means an amount equal to (i) $7,000,000, minus (ii) the aggregate amount of Earn-out Payments paid to Sellers through such time, plus (iii) the aggregate amount of Calculation Period Interest accrued through such time. Notwithstanding the foregoing, if the Earn-out Payment for any Calculation Period (as reflected in the Earn-out Calculation Statement) is paid in full to Sellers within 15 days after the end of such Calculation Period, then the amount actually paid to Sellers shall be deemed paid on the last day of such Calculation Period for purposes of calculating the Unpaid Portion of the Earn-out Cap with respect to any point in time after the end of such Calculation Period.

Section 2.07 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Equity Interests contemplated hereby shall take place at a closing (the “Closing”) to take place electronically via email or facsimile (or at such other place as Sellers’ Representative and Buyer may designate in writing) at 9:00 a.m., San Francisco time, no later than two Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as Sellers’ Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.08 Withholding Tax. Buyer and the Companies shall be entitled to deduct and withhold from the aggregate purchase price for the Equity Interests all Taxes that Buyer and the Companies may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Except as disclosed in the Disclosure Schedules, Sellers hereby represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof. Items and matters disclosed in the Disclosure Schedules are organized to correspond to the sections of this Article III to which the matters relate; provided, that the parties agree that if an item is disclosed in one schedule of the Disclosure Schedules, it will be deemed to have been disclosed in any other schedule of the Disclosure Schedules to the extent the content and context of such disclosure makes it reasonably apparent, if read in the context of such other schedules, that such disclosure is applicable to such other schedule.

Section 3.01 Organization, Authority and Qualification of the Companies. Bode Concrete is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of California and Bode Gravel is a subchapter S corporation duly organized, validly existing and in good standing under the Laws of the state of California. Each Company has the corporate or limited liability company power and authority, as applicable, to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which each Company is licensed or qualified to do business, and each Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate or limited liability company actions, as applicable, taken by each Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.02 Capitalization.

(a) The authorized capital stock of Bode Gravel consists of 500 shares of common stock, par value $100 (“Common Stock”), of which 300 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable.

(b) The Membership Interests constitute 100% of the total issued and outstanding membership interests in Bode Concrete. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable.

(c) All of the Equity Interests were issued in compliance with applicable Laws. None of the Equity Interests were issued in violation of the Organizational Documents of either Company or any other agreement, arrangement or commitment to which Sellers or either Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(d) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock or membership interests of the Companies or obligating Sellers or either Company to issue or sell any shares of capital stock of or membership interests, as applicable, in, or any other interest in, such Company. Neither Company has outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests.

Section 3.03 No Subsidiaries. Neither Company owns or has any interest in any shares or has an ownership interest in any other Person.

Section 3.04 No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby to occur on or before the Closing Date, do not and will not as of the Closing: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of either Company; (b) conflict with or result in a violation or breach of any provision of any material Law or Governmental Order applicable to either Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any Permit affecting the material properties, material assets or business of either Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any material properties or material assets of either Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to either Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.05 Financial Statements. Complete copies of the Companies’ reviewed combined financial statements consisting of the combined balance sheet of the Companies as at December 31 in each of the years 2011, 2010 and 2009 and the related combined statements of income, combined statements of changes in stockholders’ equity and combined statements of cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the combined balance sheet of the Companies as at September 30, 2012 and the related combined statements of income for the nine-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been made available to Buyer. To Sellers’ Knowledge, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse to the Companies, taken as a whole) and the absence of footnotes required by GAAP and other disclosure items (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Companies, and fairly present in all material respects the financial condition of the Companies as of the respective dates they were prepared and the results of the operations of the Companies for the periods indicated. The consolidated balance sheet of the Companies as of December 31, 2011 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Companies as of September 30, 2012 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.06 Undisclosed Liabilities. Neither Company has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) that are required pursuant to GAAP to be reflected on a balance sheet or of which Sellers have Knowledge, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material to the Companies, taken as a whole.

Section 3.07 Absence of Certain Changes, Events and Conditions.

(a) Since the Balance Sheet Date, and other than in the ordinary course of business, there has not been, with respect to either Company, any:

(i) amendment of either Companies’ Organizational Documents;

(ii) split, combination or reclassification of any shares of either Company’s capital stock or membership interests;

(iii) issuance, sale or other disposition of either Company’s capital stock, or membership interests, or creation of any Encumbrance on, any membership interests in either Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of either Company’s capital stock or membership interests;

(iv) declaration or payment of any dividends or distributions on or in respect of any of either Company’s capital stock or membership interests or redemption, purchase or acquisition of either Company’s capital stock or membership interests;

(v) material change in any method of accounting or accounting practice of either Company, except as required by GAAP or Law, or as disclosed in the notes to the Financial Statements;

(vi) entry into any Contract by either Company that would constitute a Material Contract;

(vii) incurrence, assumption or guarantee by either Company of any indebtedness for borrowed money, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(viii) transfer, assignment, sale (other than sales of inventory in the ordinary course of business) or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any material debts or entitlements by either Company;

(ix) transfer, assignment or grant by either Company of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(x) material damage, destruction or loss (whether or not covered by insurance) to either Company’s property, including Leased Real Property;

(xi) any capital investment in, or any loan from either Company to, any other Person;

(xii) acceleration, termination, material modification to or cancellation of any Material Contract by either Company, other than any material modifications expressly required by the terms of such Material Contract;

(xiii) any material capital expenditures by either Company;

(xiv) to Sellers’ Knowledge, the imposition of any Encumbrance upon any of the material properties, Leased Real Property, capital stock or assets, tangible or intangible, of either Company;

(xv) (A) grant of any material bonuses, whether monetary or otherwise, or material increase in any wages, salary, severance, pension or other compensation or benefits in respect of either Company’s officers, directors or consultants, other than as provided for in any written agreements or required by applicable Law, (B) material change in the terms of employment by either Company for any of its officers or any termination by either Company of any of its employees, in each case for which the aggregate costs and expenses exceed $25,000, or (C) action to accelerate the vesting or payment of any compensation or benefit for any officer, director or consultant;

(xvi) adoption, modification or termination by either Company of any: (A) employment, severance, retention or other agreement with any of its current or former officers, directors or consultants, (B) Benefit Plan or (C) collective bargaining or other agreement with a Union, in each case whether written or oral;

(xvii) any loan by either Company to (or forgiveness of any loan by any Company to) any of either Company’s stockholders, directors, members, managers, officers and employees or entry by either Company into any transaction involving payments to or from or other financial obligations owed to or owing from any Seller or any Affiliate of any Seller (other than a Company);

(xviii) entry by either Company into a new line of business or abandonment or discontinuance of existing lines of business;

(xix) adoption by either Company of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing by either Company of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent by either Company to the filing of any bankruptcy petition against it under any similar Law;

(xx) purchase, lease or other acquisition by either Company of the right to own, use or lease any property or assets for an amount in excess of $25,000 individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business;

(xxi) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock or other equity of, or by any other manner, any business or any Person or any division thereof by either Company;

(xxii) action by either Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(xxiii) entry into any Contract by either Company or Sellers to do any of the foregoing.

(b) Since April 30, 2012, and other than in the ordinary course of business, there has not been, with respect to either Company, any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08 Material Contracts.

(a) Section 3.08(a) of the Disclosure Schedules lists each of the following Contracts of the Companies (such Contracts, together with all Contracts relating to Leased Real Property set forth in Section 3.09(a) and Section 3.09(b) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 3.11(d) and Section 3.11(f) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of a Company that provide for payment or receipt by either Company of more than $50,000 per year;

(ii) all Contracts that require a Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by a Company of any Person or the expressed assumption of any Tax or environmental Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v) all broker, distributor, dealer, agency, sales promotion, market research, marketing consulting and advertising Contracts providing for payments of more than $50,000 to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) providing for annual aggregate compensation in excess of $50,000;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of a Company;

(viii) all written Contracts with any Governmental Authority, related to the Leased Real Property or otherwise;

(ix) all Contracts that expressly limit the ability of a Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts that provide for any joint venture, partnership or similar arrangement by such Company;

(xi) all Contracts between or among a Company on the one hand and any Seller or any Affiliate of any Seller (other than a Company) on the other hand;

(xii) all collective bargaining agreements or Contracts with any Union; and

(xiii) any and all consignment of inventory Contracts.

Notwithstanding anything herein to the contrary, “Material Contracts” shall not include (a) any Contract that is terminable by either Company with not more than thirty (30) days’ notice without any penalty or other payment, (b) any open purchase orders by either Company with a purchase price less than $50,000 or (c) any Contract that is no longer executory.

(b) Each Material Contract is valid and binding on the Companies in accordance with its terms and is in full force and effect. None of the Companies or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To Sellers’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. To Sellers’ Knowledge, complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.09 Title to Assets; Leased Real Property.

(a) All Leased Real Property is leased pursuant to the valid written leases listed and described in Section 3.09(a) of the Disclosure Schedules (each individually a “Lease” and, collectively, the “Leases”). Section 3.09(a) of the Disclosure Schedules further sets forth the following current information concerning the Leases (defined terms used in this subpart shall have the meanings ascribed thereto in the respective Lease): (i) the monthly Base Rent; (ii) Additional Rent paid by the Companies to the lessor under such lease, any assessments paid by the Companies to a Governmental Authority with respect to the Leased Real Property and any possessory property taxes paid by the Companies in connection with the Lease Real Property, in each case during the trailing twelve (12) months; (iii) security deposits of either Company held by any party; (iv) the Annual Concrete Production Limit in cubic yards and any announced or scheduled changes thereto imposed by the Port of San Francisco of which Sellers have Knowledge; and (v) any unpaid late charges or other similar fees or charges outstanding under any Lease. All monthly Base Rent, Additional Rent, and any other charge (other than fees for Dockage and Wharfage), in each case required to be paid by either Company under any Lease has been paid to the end of the current calendar month where such payment is payable monthly or otherwise paid in full, and no rent or other charges or expense under any Lease has been paid more than one month in advance by or on behalf of the Companies. All real property and possessory taxes, insurance premiums, and all other charges required to be paid by either Company under the Leases are paid current.

(b) Each Lease constitutes the legal, valid, and binding leasehold estate of the Company that is a tenant thereunder. The Leased Real Property is free and clear of all liens and other Encumbrances, whatsoever, of any type arising, except for the Permitted Encumbrances. Neither Company has assigned, mortgaged, transferred, or hypothecated any Lease or any interest therein and has not subleased all or any portion of the Leased Real Property, and neither Company has any notice of any prior assignment, mortgage, hypothecation, or pledge of any Lease or the rents due thereunder, and neither Company is a sublessor or grantor under any Lease, sublease, or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property.

(c) To Sellers’ Knowledge, no repairs or other work is required on the Leased Real Property in order to maintain the improvements on the Leased Real Property in accordance with the applicable Lease.

(d) No Company has received written notice of any, and to Sellers’ Knowledge there are no (i) assessments, pending or threatened, that would materially impair the operation, use, or maintenance of the Leased Real Property; (ii) condemnation or eminent domain proceedings pending or threatened against the Leased Real Property nor any material damage to the Leased Real Property due to fire or casualty. Since January 1, 2009, no Company has received any written notice from any Governmental Authority for any violation of or non-compliance with any applicable Law, regulation or ruling, whether federal, state, local, or administrative which affects the Leased Real Property, including any building, fire safety, or zoning code violations relating to the Leased Real Property.

(e) To Seller’s Knowledge, there are no adverse claims by any Person (including but not limited to adjoining property owners) or encroachments with respect to the Leased Real Property.

(f) No Company holds a fee interest in any real property, other than the real property listed in Section 3.09(f) of the Disclosure Schedules, which Sellers shall cause to be transferred to a Person designated by them prior to Closing.

(g) Section 3.09(g) of the Disclosure Schedules sets forth all personal property and other assets reflected in the Interim Balance Sheet or acquired after the Interim Balance Sheet Date other than personal property and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and prior to the date hereof (“Company Personal Property”). The Companies hold good, marketable, and valid title to all Company Personal Property free of any Encumbrances.

Section 3.10 Condition And Sufficiency of Assets. To Sellers’ Knowledge, the Leased Real Property, buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Companies, together with all other properties and assets of the Companies, are sufficient for the continued conduct of the Companies’ business after the Closing in substantially the same manner as currently conducted and constitute all of the rights, property and assets necessary to conduct the business of the Companies as currently conducted.

Section 3.11 Intellectual Property.

(a) “Intellectual Property” means all intellectual property rights arising under the Laws of the United States or any other jurisdiction, including all: (i) trade names, trademarks, service marks, trade dress, and logos, Internet domain names, and all registrations of and applications to register any of the foregoing, including the goodwill symbolized thereby or associated therewith (“Marks”); (ii) patents, patent applications, utility models, statutory invention registrations, mask works, invention disclosures, and industrial designs, and all registrations of and applications to register the foregoing (“Patents”); (iii) rights in original works of authorship (e.g., software and applications), including copyrights and registrations and applications therefor (“Copyrights”); (iv) rights in proprietary computer software; and (v) proprietary or confidential know-how, trade secrets, and processes of manufacture (“Trade Secrets”).

(b) Section 3.11(b)(i) of the Disclosure Schedules lists all registered and material unregistered Marks, Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned by either Company (collectively, “Intellectual Property Registrations”). All required filings and maintenance/renewal fees related to all Intellectual Property Registrations (other than unregistered Marks) have been, in all material respects, timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Section 3.11(b)(ii) of the Disclosure Schedules lists all proprietary software in which either Company has any ownership interest (the “Proprietary Software”).

(c) The Companies own, exclusively or jointly with each other, all right, title and interest in and to the Intellectual Property Registrations and Proprietary Software, free and clear of Encumbrances, and all such rights shall survive unchanged upon the consummation of the transactions contemplated herein.

(d) Section 3.11(d) of the Disclosure Schedules lists all material licenses, sublicenses and other Contracts whereby either Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Intellectual Property that is licensed from other Persons, other than licenses to (i) commercially available “off-the-shelf” software licensed to the Company in object code form, and (ii) open source software or freeware (the “Licensed Intellectual Property”) and all such rights in the Licensed Intellectual Property shall survive unchanged upon the consummation of the transactions contemplated herein to occur on or before the Closing Date.

(e) To Sellers’ Knowledge, (i) the development, manufacture, sale, distribution or other commercial exploitation of products, (ii) the provision of any services, by or on behalf of either Company, (iii) all of the other activities and operations of the Companies’ businesses as currently conducted, and (iv) the Intellectual Property Registrations and Trade Secrets, do not infringe, violate or misappropriate any rights, including Intellectual Property rights, of any Person. Neither Sellers nor the Companies have received any written communication, and no Action has been instituted, settled or, to Sellers’ Knowledge, threatened that alleges any such infringement, violation or misappropriation. None of the Intellectual Property Registrations or Trade Secrets are subject to any outstanding Governmental Order or any other restrictions affecting the use, assignability, or validity of such Intellectual Property; and neither Company is under any obligation, either due to the use of any open source software or otherwise, to disclose free of charge to any Persons any proprietary source code of such Company.

(f) Section 3.11(f) of the Disclosure Schedules lists all material licenses, sublicenses and other agreements pursuant to which either Company grants rights to any Person with respect to any Owned Intellectual Property or Licensed Intellectual Property (“Outbound Licenses”). All of the Outbound Licenses are in full effect and there is no uncured breach of any such licenses. To Sellers’ Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Owned Intellectual Property in any material respect.

(g) To Sellers’ Knowledge, each Seller, Trustee and Company has taken reasonable measures, consistent with general industry practice, to maintain the confidentiality of the confidential and/or proprietary business information and Trade Secrets owned or used by any Company. To Sellers’ Knowledge, (i) no such Trade Secrets have been disclosed by any Seller, Trustee or Company (including by any of their respective current and former employees, agents, contractors, vendors, and customers) to an unauthorized third party and (ii) it is the exclusive owner of all right and title in and to such Trade Secrets.

Section 3.12 Inventory. All inventory of the Companies, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Companies free and clear of all Encumbrances, and no inventory reflected in the Interim Balance Sheet is held on a consignment basis.

Section 3.13 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Companies involving the sale of goods or the rendering of services in the ordinary course of business and (b) to the Knowledge of Sellers, constitute only valid, undisputed claims of the Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section 3.14 Customers and Suppliers.

(a) Section 3.14(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Companies for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Neither Company has received any written notice, nor, to the current actual knowledge of any individual included in Sellers’ Knowledge Group, has received any other communication, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with such Company.

(b) Section 3.14(b) of the Disclosure Schedules sets forth (i) each supplier to whom either Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for the last fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Neither Company has received any written notice, nor, to the current actual knowledge of any individual included in Sellers’ Knowledge Group, has received any other communication, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to such Company or to otherwise terminate or materially reduce its relationship with such Company.

Section 3.15 Insurance.

(a) Section 3.15(a) of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Sellers or their Affiliates (including the Companies) relating to the assets, business, operations, employees, officers and directors or managers of the Companies (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect as of the date hereof.

(b) Except as set forth on Section 3.15(b) of the Disclosure Schedules, there are no claims related to the business of either Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. In addition, Travelers Property Casualty Company of America and Boulder Insurance, Ltd. will cover, under the applicable insurance policies, all settlement payments payable by Bode Concrete, if any, in connection with the complaint originally filed by Performing Arts, LLC against Killarney Construction Co. Inc. and other defendants, on or about April 7, 2010.

(c) Section 3.15(c) of the Disclosure Schedules sets forth a true and complete list of the Captive Interests held by the Companies in any Captive Insurer as of the date of this Agreement.

Section 3.16 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Sellers’ Knowledge, threatened (i) against or by a Company affecting any of such Company’s properties or assets, including the Leased Real Property (or by or against Sellers or any Affiliate thereof and relating to the Companies); or (ii) against or by a Company, a Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting a Company (other than the cases in which a Company is a creditor) or any of such Company’s properties or assets, including the Leased Real Property.

Section 3.17 Compliance With Laws; Permits.

(a) Each Company is in compliance, and since January 1, 2009 has been in compliance, in all material respects with all Laws applicable to it or its business, properties or assets, including the Leased Real Property; provided, however, that this Section 3.17 will not apply to matters relating to Environmental Laws, the only representations and warranties as to which matters are stated in Section 3.18, or to Laws relating to employee benefits, the only representations and warranties as to which matters are stated in Section 3.19, or to Laws relating to employee and labor matters, the only representations and warranties as to which matters are stated in Section 3.20, or to Laws relating to Tax matters, the only representations and warranties as to which are stated in Section 3.21.

(b) All Permits required for each Company to conduct its business and maintain the Leased Real Property have been obtained by such Company and, to Sellers’ Knowledge, are valid and in full force and effect and no Seller or Company has received any written or, to the current actual knowledge of any individual included in Sellers’ Knowledge Group, oral notice from any Governmental Authority of any revocation or suspension of any Permit. Section 3.17(b) of the Disclosure Schedules lists all current Permits issued to the Companies, including the names of the Permits and their respective dates of issuance and expiration.

Section 3.18 Environmental Matters.

(a) Each Company is currently and has been in material compliance with all Environmental Laws and has not, and Sellers and Trustees have not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing investigatory, remedial or corrective obligations or requirements as of the Closing Date.

(b) Each Company has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets, or occupation of the facilities of the respective Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect and free from breach by Sellers through the Closing Date in accordance with Environmental Law, and to Seller’s Knowledge, there exists no condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Companies as currently carried out. With respect to any such Environmental Permits, Sellers agree to fully cooperate with Buyer prior to the Closing Date to facilitate transferability to the extent allowed by Law.

(c) No real property currently owned, operated or leased by either Company, including the Leased Real Property, is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no generation, manufacture, refinement, transportation, treatment, storage, handling, disposal, arrangement for or permitting for the disposal, transfer, production, recycling, or processing of any Hazardous Materials by either Company except in material compliance with all applicable Environmental Laws. There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of either Company or any real property currently or formerly owned, operated or leased by either Company, including the Leased Real Property, in a manner that has or could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Seller or Company.

(e) During the term of each SF Lease, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the real property leased by either Company pursuant to the SF Leases in a manner that has or could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Seller or Company.

(f) To Sellers’ Knowledge, none of the following exists at any real property or facility currently owned, operated or leased in connection with the business of the Companies, including the Leased Real Property: (i) under or above-ground storage tanks; (ii) materials or equipment containing polychlorinated biphenyls; or (iii) landfills, surface impoundments, or disposal areas.

(g) None of the present sites owned, operated or leased by the Companies, including the Leased Real Property, is currently designated as a treatment, storage and/or disposal facility or location, nor has any such facility or location, during the time it was owned or operated by the Companies, ever applied for a permit, license, authorization or other approval designating it as a treatment, storage and/or disposal facility or location, under any Environmental Law.

(h) Neither Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of any other Person relating to under Environmental Law, including any obligation for corrective or remedial action.

(i) Sellers have provided or otherwise made available to Buyer: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and other similar documents with respect to the business or assets of either Company or any currently or formerly owned, operated or leased real property which are in the possession or control of any Seller, Trustee or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(j) Neither Company has at any time produced, manufactured, sold or otherwise placed in commerce any product containing asbestos or asbestos-containing material in connection with the business of the Companies or at any real property currently or formerly owned, operated or leased by either Company, including the Leased Real Property, and, to Sellers’ Knowledge, there are no, and there never have been any, asbestos or asbestos-containing materials present at any real property currently owned, operated or leased by either Company, including the Leased Real Property.

Section 3.19 Employee Benefit Matters.

(a) Section 3.19(a) of the Disclosure Schedules contains a true and complete list of each material pension, benefit, retirement, executive compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, or other equity, change in control, retention, severance, salary continuation, employment, consulting, disability, death benefit, group insurance, hospitalization, medical, dental, life, Code section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance, vacation, paid time off, fringe-benefit and other similar material plan, policy, program, agreement or payroll practice (and any amendments thereto, and including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by either Company (or, where indicated below, any ERISA Affiliate of either Company) for the benefit of any current or former employee, officer, director, manager, or retiree of either Company (or, where indicated below, any ERISA Affiliate of either Company) or any spouse or dependent of such individual, or under which either Company has or may have any material Liability contingent or otherwise (as listed on Section 3.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following to the extent applicable: (i) where the Benefit Plan has been reduced to writing, the most recent plan document together with all amendments thereto; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements, and investment management or investment advisory agreements; (iv) copies of the most recent summary plan descriptions, summaries of material modifications and employee handbooks; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, copies of the three most recently filed Forms 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan year; (viii) all discrimination tests for the three most recent plan years; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c) Each Benefit Plan (other than any multiemployer plan as defined in Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor (or the deadline for obtaining such a letter has not expired as of the date of this Agreement), to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of the Companies, there are no facts or circumstances that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service or otherwise cause the loss of such qualification, as applicable, nor, to the Knowledge of the Companies, has such revocation or unavailability been threatened. All material benefits, contributions and premiums relating to each Benefit Plan (including workers’ compensation) have been timely paid or accrued in accordance with the terms of such Benefit Plan and all applicable Laws.

(d) None of the Companies nor any of their ERISA Affiliates has, within the preceding six years, (i) incurred or would reasonably be expected to incur, either directly or indirectly, any material Liability under Title I or IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan subject to Title IV of ERISA; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and all contributions required to be paid by either Company or such Company’s ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (v) no such plan is subject to Section 4063 or 4064 of ERISA; (vi) no such plan is or at any time in the past six years was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code; and (vii) no benefits under such plan are or at any time in the past six years have been provided through a voluntary employee’s beneficiary association (within the meaning of Section 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code.

(f) Neither Company nor any ERISA Affiliate of either Company has, at any time in the past six years, withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a material liability, contingent or otherwise (including, without limitation, the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of either Company. To Sellers’ Knowledge, with respect to each Benefit Plan that is a Multiemployer Plan: (i) no such Multiemployer Plan has been terminated or has been in reorganization under ERISA so as to result, directly or indirectly, in any material liability, contingent or otherwise, of either Company or any ERISA Affiliate of either Company under Title IV of ERISA; (ii) no material proceeding has been initiated by any Person (including the Pension Benefit Guaranty Corporation) to terminate such Multiemployer Plan; (iii) neither Company nor any ERISA Affiliate of either Company expects to withdraw from any such Multiemployer Plan; and (iv) no such Multiemployer Plan is in endangered or critical status, within the meaning of Section 305 of ERISA.

(g) Except as required by applicable Law, no provision of any Benefit Plan could reasonably be expected to result in any limitation on Buyer or any of its Affiliates from amending or terminating any Benefit Plan. Neither Company has any commitment or obligation nor has made any representations to any employee, officer, director, manager, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify, in any material respect, any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement.

(h) Other than as required under Part 6 of Subtitle B of Title I of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and none of the Companies nor any of their ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual.

(i) There is no pending or, to Sellers’ Knowledge, threatened material Action or lien relating to a Benefit Plan (other than routine claims for benefits).

(j) Neither Company nor, to Sellers’ Knowledge, any other “party in interest” or “disqualified person” with respect to any Benefit Plan has engaged in a non-exempt “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code involving such Benefit Plan which could reasonably be expected to subject either Company to a material tax or penalty imposed by Section 4975 of the Code or Section 501, 502 or 510 of ERISA.

(k) With respect to each Benefit Plan that is a “group health plan” as defined in Section 607(1) of ERISA, each Company and each ERISA Affiliate of either Company has complied in all material respects with the continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

(l) Each Benefit Plan that is subject to Section 409A of the Code has been operated in good faith compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) since January 1, 2005 and through December 31, 2009, and in compliance with such section and all applicable regulatory guidance (including notices, rulings, proposed and final regulations) since January 1, 2009.

(m) Each individual who is classified by either Company as an independent contractor or as an employee has been properly classified in all material respects for purposes of participation and benefit accrual under each Benefit Plan. Neither Company has any Liability with respect to any employee leased from another employer.

(n) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement would reasonably be expected to (either alone or in combination with any subsequent termination of employment): (i) entitle any current or former director, manager, officer, employee, independent contractor or consultant of either Company to severance pay or any other payment under any Benefit Plan; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of either Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” as defined in Section 280G(b)(1) of the Code.

(o) No Benefit Plan covers any officers or employees (or their respective beneficiaries) of either Company outside of the United States.

(p) No employee or officer of either Company has been covered by or received benefits under any Multiemployer Plan other than as required by a collective bargaining agreement covering such individual or by explicit (written or oral) agreement with the trustees of the Multiemployer Plan.

Section 3.20 Employment Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a list of all individuals who are employees, independent contractors or consultants of a Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) the amount(s) of commission, bonus or other incentive-based compensation the individual is eligible to receive pursuant to any written agreement, or, if the individual is not party to any such written agreement, then such amount(s) paid during the most recently completed fiscal year; (vi) accrued unused vacation with respect to union employee of the Companies as of September 8, 2012; and (vii) accrued paid time off with respect to non-union employees of the Companies as of September 8, 2012. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to employees, independent contractors or consultants of a Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of either Company with respect to any compensation, commissions or bonuses.

(b) Neither Company is, or has been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of either Company, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has not been during the past three years, nor to the Knowledge of Sellers has there been during the past three years any threat of, any material strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor disruption or dispute affecting either Company. Neither Company has any duty to bargain with any Union.

(c) The Companies are, and have been for the past five years, in material compliance with the terms of the collective bargaining agreements and other Contracts listed on Section 3.20(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. There are no material Actions against either Company pending, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any court, Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of either Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d) The Companies have complied in all material respects with the WARN Act and any comparable state law.

Section 3.21 Taxes.

(a) All material Tax Returns required to be filed on or before the Closing Date by the Companies have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by either Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Each Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Companies do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of either Company.

(e) The amount of the Companies’ Liability for unpaid Taxes for all periods ending on or before December 31, 2011 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing difference between book and Tax income) reflected on the Financial Statements. The amount of the Companies’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time in accordance with the past custom and practice of the Companies.

(f) Section 3.21(f) of the Disclosure Schedules sets forth:

(i) the taxable years of each Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, against the Companies as a result of any examinations by any taxing authority have been fully paid.

(h) Neither Company is a party to any Tax dispute by any taxing authority. There is no pending or threatened Tax dispute by any taxing authority.

(i) Sellers have delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, either Company for all Tax periods ending in the last three fiscal years.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of either Company.

(k) Neither Company is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(l) Neither Company is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(m) No private letter rulings, technical advice memoranda or similar rulings have been requested, entered into or issued by any taxing authority with respect to either Company.

(n) Neither Company has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Neither Company has Liability for Taxes of any Person (other than the Companies) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(o) Neither Company has agreed to make, nor is required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Neither Company has taken any action that could defer a Liability for Taxes of the Companies from any Pre-Closing Tax Period to any Post-Closing Tax Period.

(p) Bode Concrete has been treated as a partnership for U.S. federal income tax purposes since the date of its formation. Bode Concrete has never made an election to be treated as a corporation for U.S. federal, state, local or foreign tax purposes.

(q) Bode Gravel has been a validly elective subchapter S corporation for federal and state income tax purposes since April 1, 1995 and will be a subchapter S corporation up to an including the Closing Date.

(r) None of Sellers is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(s) Neither Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(t) Neither Company is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(u) None of the assets of either Company is property that such Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 3.22 Product Warranties. Section 3.22 of the Disclosure Schedules sets forth all the terms and conditions of the product or service express warranties given by either Company. The aggregate amount of losses and expenses incurred by reason of allowances, customer dissatisfaction or liabilities arising under such warranties and guarantees did not exceed $50,000 during either of the two years preceding the date hereof.

Section 3.23 Performance Bonds. Section 3.23 of the Disclosure Schedules sets forth all contracts for which, or legal requirements pursuant to which, any Company has, or is required to provide, performance or surety bonds, the amount of such bonds, the Person issuing such bonds, and each bond number (such bonds referenced thereon collectively, the “Performance Bonds.”). Section 3.23 of the Disclosure Schedules further identifies all payments, if any, which have been made during the three years preceding the date hereof under any Performance Bond.

Section 3.24 Accounts with Banks and Brokerages; Powers of Attorney. Section 3.24 of the Disclosure Schedules sets forth an accurate schedule, as of the date of this Agreement, of (a) the name of each financial institution or brokerage firm in which each Company has accounts or safe deposit boxes; (b) the names in which the accounts or boxes are held; (c) the type of account; and (d) the name of each Person authorized to draw thereon or have access thereto. To Sellers’ Knowledge, no Person holds a general or special power of attorney from either Company.

Section 3.25 Absence of Certain Business Practices. To Sellers’ Knowledge, none of the Companies, Sellers or Trustee nor any of their respective Affiliates has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business for the Companies in violation of Law, (ii) to pay for favorable treatment for business secured by the Companies in violation of Law, or (iii) to obtain special concessions or for special concessions already obtained, in each case for the benefit of the Companies in violation of Law.

Section 3.26 Capital Expenditures. Section 3.26 of the Disclosure Schedules sets forth the total amount of capital expenditures currently budgeted to be incurred by either Company in excess of $25,000 in the aggregate during the balance of the Companies’ current fiscal year.

Section 3.27 Indebtedness. No Company has (a) any outstanding indebtedness for borrowed money; (b) guaranteed any indebtedness for borrowed money incurred by another Person or (c) agreed to incur, assume or guarantee any indebtedness for borrowed money (any indebtedness for borrowed money set forth in Section 3.27 of the Disclosure Schedules, “Company Indebtedness”).

Section 3.28 Books and Records. The minute books and stock record books of each Company, as applicable, which have been made available to Buyer, are materially accurate and correct records of the matters described therein.

Section 3.29 Brokers. Except for Greystone Group, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers or Trustees.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Each Seller, severally and not jointly, represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Authority of Seller. Such Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite trust action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. When each other Transaction Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.02 Title to Equity Interests. Such Seller has good and marketable title to and is the legal and beneficial owner of the Equity Interests described on Exhibit A as being owned by such Seller, free and clear of any Encumbrances.

Section 4.03 No Conflicts. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of such Seller; (b) conflict with or result in a violation or breach of any provision of any material Law or Governmental Order applicable to such Seller; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of,constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract to which such Seller is a party, except for such violations, breaches or defaults that, individually or in the aggregate, would not materially and adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of California. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each of Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices that, individually or in the aggregate, would not materially and adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.04 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to consummate the transactions contemplated by this Agreement and the other Transaction Documents (including the payment at Closing of the Closing Consideration), and to pay all related fees and expenses.

Section 5.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.06 Investment Intent. Buyer is acquiring the Equity Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Equity Interests in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Buyer agrees that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. Buyer is able to bear the economic risk of holding the Equity Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.07 South San Francisco Plant. The historical volume data for the Buyer’s concrete production facility located in South San Francisco, California (the “South City Plant”) (a) for the calendar years ending on December 31, 2009, 2010 and 2011, and (b) the seven months ended July 31, 2012, in each case, as set forth on Schedule V (the “SCP Historical Volume Data”) is true and correct in all material respects. In addition, Buyer acknowledges that the SCP Historical Volume Data was taken into account in establishing the “Incremental Volume Range (Cubic Yards Sold)” set forth on Schedule II.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause each Company to, (x) conduct the business of such Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of such Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with such Company. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(a) cause each Company to preserve and maintain all of its Permits, other than such Permits that are not necessary for the Company to carry on its business as it is currently conducted;

(b) cause each Company to pay its debts, Taxes and other obligations when due, other than such debts, Taxes or other obligations that such Company is contesting in good faith;

(c) cause each Company to maintain the material properties and assets owned, operated or used by the Companies in the same condition as they were on the date of this Agreement, subject to ordinary and reasonable wear and tear;

(d) cause each Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law or the provider(s) of such Insurance Policies;

(e) cause each Company to defend and protect its material properties and assets from infringement or usurpation;

(f) cause each Company to perform all of its material obligations under all Contracts relating to or affecting its properties, assets or business;

(g) cause each Company to maintain its books and records in accordance with past practice;

(h) cause each Company to comply in all material respects with all applicable Laws; and

(i) cause each Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.07 to occur, other than such changes, events or conditions occurring in the ordinary course of business.

Section 6.02 Access to Information. From the date hereof until the Closing, Sellers shall, and shall cause each Company to, (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Leased Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to such Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to such Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Companies to cooperate with Buyer in its reasonable investigation of such Company. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers or the Companies.

Section 6.03 No Solicitation of Other Bids.

(a) Sellers shall not, and shall not authorize or permit any of their Affiliates (including the Companies) or any of their respective Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates (including the Companies) and all of their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving either Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of, or membership interests in, either Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of either Company’s properties or assets.

(b) In addition to the other obligations under this Section 6.03, Sellers shall promptly advise Buyer in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person making the same.

(c) Sellers agree that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction.

Section 6.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(ii) any written notice or, to Sellers’ Knowledge, other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any written notice or, to Sellers’ Knowledge, other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting any Seller or Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 7.03 Section 9.02 and Section 10.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules. Notwithstanding the foregoing, Sellers shall have the right from time to time prior to the Closing to supplement or amend the Disclosure Schedules with respect to any matter, event or condition occurring after the date hereof and prior to the Closing. Any such supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of the indemnification provided for in Section 7.03 and Article IX, but shall not be deemed to have cured any such breach of representation or warranty for purposes of determining whether or not the conditions set forth in Article VIII have been satisfied.

Section 6.05 Resignations. Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, duly executed by the officers and directors of the Companies set forth on Schedule III.

Section 6.06 Confidentiality. From and after the Closing, Sellers and Trustees shall, and shall cause their controlled Affiliates to, hold in confidence any and all information, whether written or oral, concerning the Companies, except to the extent that Sellers or Trustees, as applicable, can show that such information (a) is generally available to and known by the public through no fault of Sellers, Trustees or any of their respective Affiliates; or (b) is lawfully acquired by Sellers, Trustees or any of their respective Affiliates from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers, Trustees or any of their respective Affiliates are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Sellers or Trustees, as applicable, shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers, Trustees or their respective Affiliates are advised by its counsel in writing is legally required to be disclosed, provided, that Sellers and Trustees shall use, and cause their respective Affiliates to use, reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07 Non-competition; Non-solicitation

(a) For a period of five years commencing on the Closing Date (the “Restricted Period”), Sellers, Randolph R. Boardman, Terri L. Boardman, Douglas H. Boardman, Lauren Boardman, Danvers M. Boardman III and Kathy M. Boardman (collectively, the “Non-compete Parties”) shall not, and shall not permit any of their controlled Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between either Company and customers or suppliers of such Company. Notwithstanding the foregoing, each of the Non-compete Parties may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange only if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person.

(b) During the Restricted Period, the Non-compete Parties shall not, and shall not permit any of their controlled Affiliates to, directly or indirectly, solicit for employment any current or former employee of either Company, encourage any such employee to leave such employment or hire any such employee so solicited or encouraged, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent the Non-compete Parties or any of their Affiliates from soliciting (i) any employee whose employment has been terminated by either Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) During the Restricted Period, no Non-compete Party shall, nor permit any of their controlled Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any Person which was on the Closing Date a client or customer of either Company and/or to the current actual knowledge of such Non-compete Party is, at that time, or which has been within two years prior to that time, a client or customer of either Company or potential client or customer of either Company with the intent of diverting their business or services from such Company.

(d) The Non-compete Parties acknowledge that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Non-compete Parties of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). For purposes of clarification, the rights and remedies that may be available to Buyer in respect of a breach of this Section 6.07 shall not be limited, affected or diminished in any manner by Section 9.12.

(e) The Non-compete Parties acknowledge that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.08 Termination of Qualified Benefit Plans. Sellers shall cause each Company to adopt appropriate resolutions and to take all other necessary action to terminate each Benefit Plan sponsored by such Company that is a Qualified Benefit Plan, effective as of a date prior to the Closing Date and contingent on the Closing, and to submit to the Internal Revenue Service the appropriate application for determination as to such plan’s qualified status.

Section 6.09 Governmental Approvals and Consents

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.

(b) Sellers shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04 of the Disclosure Schedules.

Section 6.10 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of five years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of each Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Companies; and

(ii) upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Companies after the Closing, or for any other reasonable purpose, for a period of five years following the Closing, Sellers shall:

(i) retain the books and records (including personnel files) of Sellers which relate to each Company and such Company’s operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Companies reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

(c) Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.10 where such access would violate any Law.

Section 6.11 Maintenance of Leased Real Property.

(a) From the date of this Agreement until the Closing Date, Sellers shall, or shall cause the Companies to: (i) maintain and operate the Leased Real Property in a good and businesslike manner in accordance with past practices; (ii) not commit, and use commercially reasonable efforts to not permit to be committed by any third party invitees or licensees, any waste, either permissive or voluntary, to the Leased Real Property; (iii) not, without the prior written consent of Buyer, enter into any agreement or instrument or take any action that would encumber the Leased Real Property after Closing; and (iv) not remove any item of any material value from the Leased Real Property.

(b) All rent and other payments, if any, due under the Leases shall continue to be paid by the Companies in accordance with the respective terms of the Leases until Closing.

(c) No Seller or Company shall sell, convey, assign, lease, or otherwise transfer all or any part of the Leased Real Property, or cause or consent to any new consensual liability, consensual Encumbrance or consensual obligation to be placed or imposed upon all or any part of the Leased Real Property from the date hereof until Closing unless approved by Buyer, in Buyer’s sole and absolute discretion.

Section 6.12 Transfer of Captive Interests. As soon as practicable after the Closing, Buyer and Sellers shall use commercially reasonable efforts to promptly effectuate a transfer of all of the ownership interest (the “Captive Interests”) held by the Companies as of immediately prior to the Closing in Boulder Insurance, Ltd. or any other insurer, reinsurer, risk retention group or other insurance risk bearing entity (a “Captive Insurer”) to a Person designated by the Sellers’ Representative in a manner that does not result in any residual cost, liability or assessment to the Companies. For so long as the Companies hold the Captive Interests, to the fullest extent permitted by Law, Buyer irrevocably appoints the Sellers’ Representative as its agent to act on behalf of the Companies with respect to the Captive Interests, except with respect to the submission of any insurance claims to a Captive Insurer; provided, that Buyer and the Companies shall not submit any insurance claims to a Captive Insurer without the prior written approval of the Sellers’ Representative, which approval shall not be unreasonably withheld, conditioned or delayed. In addition, for so long as Sellers’ Representative serves as Buyer’s agent pursuant to the immediately preceding sentence, Sellers’ Representative shall take all action necessary or ensure that all action necessary is taken so that neither Company violates its obligations under any Contract with the Captive Insurer; provided, that if the Sellers’ Representative advises either Company in writing that such Company must take or refrain from taking an action to avoid violating an obligation of such Company under a Contract with the Captive Insurer, such Company shall promptly take or refrain from taking such action. Without limiting the foregoing, the Sellers’ Representative is authorized: (a) to take all action necessary or appropriate to transfer the Captive Interests as contemplated herein, (b) to take all action necessary to the defense, settlement, discharge and/or compromise of any Actions arising out of the ownership of the Captive Interests, and (c) to give and receive all notices required to be given by either Company under any Contract with a Captive Insurer in connection with any of the foregoing; provided, however, that Sellers’ Representative shall not settle, discharge or compromise any Actions arising out of the ownership of the Captive Interests without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed and which shall be provided with respect to any settlement, discharge or compromise that Sellers’ Representative may recommend and that by its terms provides solely for monetary damages that are paid in full by Sellers pursuant to Section 9.02(c) hereof, provides for a release of the Companies with respect to such Action, and includes no finding or admission of any violation by the Companies of any Law or any rights of any Person. To the fullest extent permitted by Law, all decisions and actions by the Sellers’ Representative relating to any of the foregoing shall be binding upon the Companies and Buyer.

Section 6.13 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers shall cause each Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

Section 6.14 Waiver of Bulk Sales Compliance. The parties hereby waive compliance with the bulk sales or similar laws of any applicable jurisdiction.

Section 6.15 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the announcing party’s good faith determination and the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.16 Port Expenses. Buyer, on the one hand, and Sellers, on the other hand, shall each bear and be responsible for fifty percent (50%) of any amounts required to be paid to the Port of San Francisco under Section 21.5 of the SF Leases in connection with the Port of San Francisco’s review, investigation, processing, documentation and/or approval of the transactions contemplated by this Agreement.

Section 6.17 Authorized Persons. Sellers shall take all necessary actions to remove, prior to Closing, all “Authorized Persons” listed under paragraph 1 of Section 3.24 of the Disclosure Schedules from the corresponding bank accounts set forth thereunder.

Section 6.18 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VII

TAX MATTERS

Section 7.01 Tax Covenants.

(a) Without the prior written consent of Buyer, each Seller (and, prior to the Closing, each Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Companies, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Companies in respect of any Post-Closing Tax Period.

(b) Unless Sellers’ Representative provides its written consent, which is not to be unreasonably withheld, conditioned or delayed, Buyer shall not, and shall not cause or permit the Companies to, (i) amend any Tax Returns filed by the Companies with respect to any Tax year ending on or before the Closing Date, other than to reflect an Accounting Referee’s resolution as contemplated by Section 6.01(d), or (ii) make any Tax election that is retroactive to any such Tax year. Any Tax refunds that are received by Buyer or the Companies, and any amounts credited against Tax to which Buyer or the Companies become entitled, that relate to the Pre-Closing Tax Periods, which refund or credit shall be determined net of any Tax detriment suffered by Buyer or the Companies for any Post-Closing or Pre-Closing Tax Period, shall be for the account of Sellers, and Buyer shall pay over to Sellers (using the Allocation Percentages) any such refund or amount of any such credit net of any Tax detriment within 15 days after receipt or entitlement thereto.

(c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(d) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Companies after the Closing Date with respect to a Pre-Closing Tax Period; provided, that Sellers shall reimburse Buyer for all reasonable expenses actually incurred by Buyer in the preparation of any such Tax Returns with respect to a Pre-Closing Tax Period within 15 Business Days after the delivery to Sellers’ Representative of an invoice listing all such expenses. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Sellers (together with schedules, statements and, to the extent requested by Sellers, supporting documentation) at least 50 days prior to the due date (including extensions) of such Tax Return. If Sellers object to any item on any such Tax Return, they shall, within 15 days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by a nationally recognized accounting firm selected by Buyer and reasonably acceptable to Sellers (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as modified by Sellers and then, if necessary, amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Sellers. The preparation and filing of any Tax Return of the Companies that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 7.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon either Company shall be terminated as of the Closing Date. After such date no Company, Seller or any Seller’s Affiliate and their respective Representatives shall have any further rights or liabilities thereunder.

Section 7.03 Tax Indemnification.

(a) Sellers shall, without duplication, jointly and severally, indemnify each Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.21; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; (c) all Taxes of the Companies or relating to the business of the Companies for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which either Company (or any predecessor of either Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any Person imposed on either Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; provided, however, that in the case of clauses (c), (d) and (e) above, Sellers shall not be liable for any Taxes treated as a Liability in the calculation of Closing Working Capital or reflected in the amount of accruals for Taxes (excluding reserves for deferred Taxes established to reflect the timing differences between book and Tax income) included on the Interim Balance Statement, as such accruals are adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Companies. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Sellers shall reimburse Buyer for any Taxes of either Company that are the responsibility of any Seller pursuant to this Section 7.03 within ten Business Days after payment of such Taxes by Buyer or such Company.

(b) Buyer shall, without duplication, jointly and severally, indemnify each Seller and each Sellers’ Indemnitee and hold them harmless from and against any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII.

Section 7.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.05 Contests. Buyer agrees to give written notice to Sellers of the receipt of any written notice by the Companies, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Sellers (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Sellers shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers.

Section 7.06 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 7.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the aggregate purchase price for the Equity Interests by the parties for Tax purposes, unless otherwise required by Law.

Section 7.08 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.21 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 7.09 Overlap. To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.04 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.

(c) The consent of the Port of San Francisco to the deemed transfer to Buyer of each SF Port Lease shall have been received, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent shall have been revoked.

Section 8.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.05, Section 4.01 and Section 4.02, the representations and warranties of Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.05, Section 4.01 and Section 4.02 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The representations and warranties of each Trustee contained in Section 12.03(a) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date. The representations and warranties of each Trustee contained in Section 12.03(b) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(c) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that with respect to agreements, covenants and conditions that are qualified by materiality, Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(d) No Action shall have been commenced against Buyer, any Seller or either Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e) All approvals, consents and waivers that are listed on Schedule IV shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(f) With respect to each holder of Company Indebtedness, Sellers shall have delivered to Buyer (i) a payoff letter from such holder pursuant to which it agrees that, if it receives funds in the specific amount set forth in such payoff letter (the “Payoff Amount”), the Company Indebtedness owing to it will be fully satisfied and it will take (or authorize the applicable Company to take) all actions required to promptly and full release, discharge and terminate any liens or other Encumbrances relating to such Company Indebtedness, including, without limitation, by filing the appropriate Uniform Commercial Code termination statements and/or other release documents, and (ii) evidence reasonably acceptable to Buyer that the Payoff Amount referenced in clause (i) hereof has been paid in full to such holder.

(g) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(h) Sellers shall have duly executed and delivered the Assignment to Buyer.

(i) The other Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(j) Buyer shall have received (i) a certificate, dated the Closing Date and signed by each Seller, that each of the conditions set forth in Section 8.02(a) and Section 8.02(c) have been satisfied, and (ii) a certificate, dated the Closing Date and signed by each Trustee, that each of the conditions set forth in Section 8.02(b) have been satisfied.

(k) Sellers shall have delivered to Buyer good standing certificates (or its equivalent) for each Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such Company is organized.

(l) Buyer shall have received resignations of the directors and officers of the Companies in accordance with Section 6.05, if any.

(m) Sellers shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that none of Sellers is a foreign person within the meaning of Section 1445 of the Code.

(n) Sellers shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(o) Each Seller shall have delivered to Buyer a legal opinion from counsel to such Seller with respect to the matters described on Exhibit C, in form and substance reasonably satisfactory to Buyer, addressed to Buyer and dated as of the Closing Date.

(p) Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement to occur on or before the Closing Date.

Section 8.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) The representations and warranties of Parent contained in Section 11.03(a) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date. The representations and warranties of Parent contained in Section 11.03(b) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(c) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(d) No Action shall have been commenced against any Seller or either Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e) The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Sellers.

(f) Sellers shall have received (i) a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(c) have been satisfied, and (ii) a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 8.03(b) have been satisfied.

(g) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i) Buyer shall have delivered to Sellers cash in an amount equal to the Closing Consideration by wire transfer in immediately available funds, to an account or accounts designated at least 2 Business Days prior to the Closing Date by Sellers in a written notice to Buyer.

(j) Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement to occur on or before the Closing Date.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.21 which are subject to Article VII) shall survive the Closing and shall remain in full force and effect until the date that is eighteen months from the Closing Date; provided, that the representations and warranties in Section 3.18 and Section 3.19 shall remain in full force and effect until the date that is three years from the Closing Date, and the representations and warranties in each of Section 3.02, Section 3.29, Section 4.01, Section 4.02, Section 5.01, Section 5.03, Section 11.03(a) and Section 12.03(a) shall survive indefinitely. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VII which are subject to Article VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02 Indemnification By Sellers.

(a) Subject to the other terms and conditions of this Article IX, Sellers, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates (including, after Closing, the Companies) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon or arising out of:

(i) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in Article III or any certificate or instrument delivered by or on behalf of Sellers relating to such representations or warranties (other than in respect of Section 3.21, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VII), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date or time, the inaccuracy in or breach of which will be determined with reference only to such specified date or time);

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement (other than (i) any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII, (ii) any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Section 6.06 and Section 6.15, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Section 9.02(b), and (iii) any breach or violation of, or failure to fully perform, any covenant, undertaking or obligation in Section 6.07, it being understood that the remedies for any such breach, violation or failure shall be pursuant to Section 6.07(d)).

(b) Subject to the other terms and conditions of this Article IX, each Seller, severally but not jointly, shall indemnify and defend the Buyer Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of such Seller contained in Article IV or in any certificate or instrument delivered by or on behalf of such Seller pursuant to this Agreement relating to such representations or warranties, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date or time, the inaccuracy in or breach of which will be determined with reference only to such specified date or time); or

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to Section 6.06 or Section 6.15.

(c) Sellers, jointly and severally, shall indemnify, defend and hold harmless the Buyer Indemnitees from and against any Loss to the extent based on or arising out of claims against the Companies based on or arising out of (i) the Companies’ ownership or disposition of the Captive Interests, (ii) any assessment for Losses pursuant to any Contract between any Captive Insurer and either Company as in effect as of immediately prior to the Closing (or as amended post-Closing (x) with the written consent of the Sellers’ Representative (whether with or without the written consent of either Company or Buyer), (y) with the written consent of either Company provided at the written direction of the Sellers’ Representative or (z) without the written consent of Seller’s Representative, the Company or Buyer), (iii) any Losses arising out of any actions or omissions of the Sellers’ Representative pursuant to Section 6.12, and (iv) any Losses arising out of any actions taken or not taken by the Companies at the written direction of the Sellers’ Representative. Notwithstanding the foregoing and for the avoidance of doubt, Sellers shall in no event be obligated to indemnify any Buyer Indemnitee pursuant to this Section 9.02(c) from and against any Loss based on or arising out of (A) any non-compliance by any Captive Insurer with, or the non-performance by any Captive Insurer of, any Contract between such Captive Insurer and either Company; (B) any denial by any Captive Insurer of all or any portion of, or any non-coverage of all or any portion of, any insurance claim of the Companies; (C) any action of Buyer or its Affiliates (including, for the avoidance of doubt, on and after the Closing, the Companies), including any action constituting fraud, willful misconduct, and/or a breach by Buyer of its obligations under this Agreement and/or a breach by either of the Companies of their respective obligations under any Contract between such Company and any Captive Insurer, but excluding (1) the act of either of the Companies of submitting insurance claims to the Captive Insurers (x) in the ordinary course of business and (y) in accordance with any applicable Contract between such Company and any Captive Insurer and (z) in accordance with the provisions of Section 6.12, (2) any action taken by the Sellers’ Representative in its capacity as Buyer’s agent pursuant to Section 6.12 and/or (3) any action taken by either Company at the written direction of Sellers’ Representative pursuant to Section 6.12. Notwithstanding any other provision of this Agreement, Sellers’ indemnification obligations under this Section 9.02(c) shall expire on the later of the seventh (7th) anniversary of the Closing or the six month anniversary of the first date on which the Companies no longer own the Captive Interests as the result of the transfer of such Captive Interests pursuant to Section 6.12; provided that any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the applicable Buyer Indemnitee to Sellers prior to the expiration date of the preceding survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 9.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article IX, Buyer shall indemnify and defend each of Sellers and their Affiliates and their respective Representatives (collectively, the “Sellers’ Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers’ Indemnitees based upon or arising out of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII).

Section 9.04 Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a) Sellers shall not be liable to the Buyer Indemnitees for indemnification under (i) Section 9.02(a)(i) or Section 9.02(b)(i) (other than with respect to a claim for indemnification based upon or arising out of any inaccuracy in or breach of any representation or warranty in Section 3.02, Section 3.29, Section 4.01 and Section 4.02) (the “Buyer Basket Exclusions”) and/or (ii) Section 9.02(c) with respect to any Losses to the extent based upon or arising out of any Third Party Claim against the Companies other than a Third Party Claim of any Captive Insurer, until the aggregate amount of all Losses in respect of indemnification under the foregoing clauses (i) and (ii) exceeds 1% of the Base Purchase Price, in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar.

(b) Buyer shall not be liable to the Sellers’ Indemnitees for indemnification under Section 9.03(a) (other than with respect to a claim for indemnification based upon or arising out of any inaccuracy in or breach of any representation or warranty in Section 5.01 and Section 5.03 (the “Sellers’ Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) (other than those based upon or arising out of the Sellers’ Basket Exclusions) exceeds 1% of the Base Purchase Price, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

(c) The aggregate liability of Sellers under Section 9.02 (excluding claims (i) based upon or arising out of any inaccuracy in or breach of any representation or warranty in Section 3.02, Section 3.29, Section 4.01 and Section 4.02 or (ii) under Error! Reference source not found.), on the one hand, and the aggregate liability of Buyer under Section 9.03 (excluding claims based upon or arising out of (i) any inaccuracy in or breach of any representation or warranty in Section 5.01 and Section 5.03 or (ii) the failure to pay any portion of the purchase price for the Equity Interests as provided herein, including the Closing Consideration and Earn-out Payments, if any), on the other, to indemnify the Buyer Indemnitees or the Sellers’ Indemnitees, respectively, shall not exceed $5,500,000, respectively. Notwithstanding the foregoing excluded claims, the aggregate liability of Sellers, on the one hand, and Buyer, on the other, for all claims shall not exceed an amount equal to the aggregate purchase price for the Equity Interests.

(d) For purposes of determining Losses under this Article IX (and not for determining whether or not any breaches or representations or warranties have occurred), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 9.05 Calculation of Losses. All Losses hereunder will be determined net of (a) any Third-Party Awards (b) any Tax refund, Tax credit or reduction in Tax resulting or arising from such Losses, in each case, to the extent realized by the applicable Buyer Indemnitee or Sellers’ Indemnitee (it being agreed that such Tax refund, credit or reduction will be deemed realized for purposes of this Section 9.05 at the time that it is reflected on a Tax Return of the applicable Buyer Indemnitee or Sellers’ Indemnitee); and (c) any amount that specifically pertains to such Loss and is taken into account in the calculation of Closing Working Capital. With respect to any indemnification claim with respect to Losses some portion or all of which the applicable Buyer Indemnitee or Sellers’ Indemnitee may reasonably be entitled to recover pursuant to a Third-Party Award, such Buyer Indemnitee or Sellers’ Indemnitee, as the case may be, will use commercially reasonable efforts to pursue and recover such Third-Party Award; provided, that nothing herein shall require any Indemnified Party to seek, obtain or maintain any policy of insurance. If a Tax refund, Tax credit or reduction in Tax is realized as contemplated by the foregoing clause (b) of this Section 9.05, and/or if a Third-Party Award is received, in either case, by the applicable Buyer Indemnitee or Sellers’ Indemnitee after the indemnifying party has made a payment in respect of any Losses, then such Buyer Indemnitee or Sellers’ Indemnitee, as the case may be, will pay an amount to the indemnifying party equal to such Tax refund, Tax credit or reduction in Tax and/or Third-Party Award, not to exceed the amount of the related Losses that have been indemnified pursuant to this Article IX.

Section 9.06 Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 10 days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the failure or delay materially prejudices the Indemnifying Party. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within 15 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any portion of such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.06(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, the Indemnifying Party shall, subject to the provisions of this Article IX (including Section 9.04 hereof), be liable for the reasonable fees and expenses of one counsel to the Indemnified Party. If the Indemnifying Party fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party shall defend such Third Party Claim and shall be entitled, subject to the provisions of this Article IX, to seek indemnification with respect to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all commercially reasonable respects in connection with the defense of any Third Party Claim, including making available pertinent records and other information in the possession or control of the non-defending party relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, (i) the Indemnified Party shall not settle, discharge, compromise or consent to the entry of any judgment with respect to any Third Party Claim for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed, and (ii) the Indemnifying Party shall not settle, discharge, compromise or consent to the entry of any judgment with respect to any Third Party Claims for which the Indemnified Party seeks indemnification hereunder without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed, except as provided in this Section 9.06(b). The Indemnified Party shall consent to any settlement, discharge or compromise that the Indemnifying Party may recommend and that by its terms provides solely for monetary damages that are paid in full by the Indemnifying Party, releases the Indemnified Party completely in connection with such Third Party Claim, and contains no finding or admission of any violation by the Indemnified Party of any Law or any rights of any Person.

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the failure or delay materially prejudices the Indemnifying Party. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Within 30 days after its receipt of such notice, the Indemnifying Party shall respond in writing to such Direct Claim, either acknowledging its responsibility for all or part of such Direct Claim and/or notifying the Indemnified Party of its intention to dispute or contest all or part of such responsibility; provided, however, if the Indemnifying Party does not so respond in writing within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Companies’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Companies (including any such claim in respect of a breach of the representations and warranties in Section 3.21 or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII.

Section 9.07 Payments. Once a Loss is agreed in writing to by the Indemnifying Party or finally adjudicated to be payable, in each case pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should a Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the Reference Rate. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 9.08 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the aggregate purchase price for the Equity Interests for Tax purposes, unless otherwise required by Law.

Section 9.09 Attorney’s Fees. If a Direct Claim is asserted against an Indemnifying Party pursuant to this Article IX and there is a final, non-appealable adjudication that such Indemnifying Party is not responsible for any Loss in respect of such Direct Claim, the Indemnified Party shall pay any and all reasonable expenses (including reasonable attorneys’ fees) paid or incurred by the Indemnifying Party in connection with its defense of such Direct Claim.

Section 9.10 Specific Disclosure. Notwithstanding any provision to the contrary in this Agreement or in any other Transaction Document, for purposes of determining the indemnification rights of any Buyer Indemnitee under this Agreement with respect to the matters comprising the disclosure set forth in paragraphs (a)(8) of Section 3.08 and (a)(2) of Section 3.16 of the Disclosure Schedules, such matters shall not be deemed to be disclosed for purposes of, or to modify, any of Sellers’ other representations or warranties under this Agreement, including, without limitation, the representations and warranties provided by Sellers pursuant to Section 3.06 and Section 3.08(b). Further, for purposes of determining the indemnification rights of any Buyer Indemnitee under this Agreement with respect to the matters comprising the disclosure set forth in paragraph (d) of Section 3.18 of the Disclosure Schedules, such matters shall not be deemed to be disclosed for purposes of, or to modify, any of the representations and warranties provided by Sellers pursuant to Section 3.18(e).

Section 9.11 Effect of Investigation. The representations and warranties of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.02(a), Section 8.02(b), Section 8.03(a), or Section 8.03(b), as the case may be.

Section 9.12 Exclusive Remedies. Subject to Section 6.07(d) and Section 13.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from (a) fraud or criminal activity on the part of a party hereto in connection with the transactions contemplated by this Agreement or (b) under Section 6.07) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or in any agreement, certificate or document entered into or delivered pursuant hereto, or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII and this Article IX. In furtherance of the foregoing, each party hereby waives and releases, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, other than any claims of indemnification permitted under the indemnification provisions set forth in Article VII and this Article IX. Nothing in this Section 9.12 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled. Each party acknowledges and represents that it has been advised by its attorney of record and is familiar with Section 1542 of the Civil Code of the State of California, which presently provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Each party hereby waives and relinquishes any and all rights and benefits under Section 1542 of the Civil Code of the State of California as now worded and as it may hereafter be amended with respect to the waivers and releases set forth in the second sentence of this Section 9.12.

ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) by Buyer by written notice to Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Sellers within 10 Business Days of Sellers’ receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been fulfilled by November 30, 2012, unless such failure shall be primarily due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Sellers by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Buyer within 10 Business Days of Buyer’s receipt of written notice of such breach from Sellers; or

(ii) any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been fulfilled by November 30, 2012, unless such failure shall be primarily due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article X, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article X and Section 6.06 and Article XI hereof;

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any covenant or agreement of such party contained herein;

(c) that nothing herein shall relieve Sellers from liability for any willful breach of any representation or warranty of Sellers contained herein, unless any individual included in Buyer’s Knowledge Group (i) had as of the date of this Agreement actual knowledge of such breach or of the facts and circumstances constituting such breach or (ii) would reasonably have been expected to be aware of such breach or of such facts and circumstances after a reasonably diligent review of the materials made available as of 5:00 pm PT on October 15, 2012 in the dataroom established by Sellers on the Merrill Datasite in connection with the transactions contemplated by this Agreement; and

(d) that nothing herein shall relieve Buyer from liability for any willful breach of any representation or warranty of Buyer contained herein, except to the extent any individual included in Sellers’ Knowledge Group had as of the date of this Agreement actual knowledge of such breach or of the facts and circumstances constituting such breach.

ARTICLE XI

PARENT GUARANTY

Section 11.01 Performance Commitment of Parent.

(a) To induce Sellers to enter into this Agreement, Parent hereby absolutely, unconditionally (subject to Section 11.01(b) hereof) and irrevocably guarantees to Sellers, on and subject to the terms and conditions set forth herein, the due and punctual performance and discharge of all of the obligations of Buyer and its successors and assigns under this Agreement, including the payment of the aggregate purchase price for the Equity Interests (including any Earn-out Payments payable under Section 2.06) and any Losses to which any Sellers’ Indemnitee may be entitled under Section 7.03 or Section 9.03.

(b) The guaranty contemplated hereby is a guaranty of payment not of collection. In connection with the payment and performance by the Parent of the guaranty obligations contemplated hereby, notwithstanding any contrary terms of this Article XI, Parent shall be entitled to assert any defense, offset, right, remedy, claim or counterclaim to payment hereunder as Buyer would be entitled to assert had Sellers made a demand for payment or performance directly to Buyer. If, however, Buyer has agreed in writing that it is obligated to pay to Sellers any amount under this Agreement, a final resolution has been made by the Independent Accountants in accordance with Section 2.04(c) or Section 2.06(b)(ii), a final resolution has been made by the Accounting Referee in accordance with Section 7.01, or a final, non-appealable adjudication determines that Buyer must pay to Sellers any amount under this Agreement, Parent’s guaranty obligations hereunder shall be absolute, unconditional and irrevocable to the extent of such amount.

(c) Notwithstanding any provision to the contrary in this Agreement or in any other Transaction Document, whether now existing or hereafter arising, each Seller hereby authorizes the Parent and Buyer to setoff against any and all liabilities and obligations of the Parent or Buyer under this Agreement or any other Transaction Document, notwithstanding any mutuality or similar requirement that might otherwise be applicable, and notwithstanding that any such setoff may be triangular, any sums that become due by any such Seller to the Parent or Buyer for or in connection with this Agreement or any other Transaction Document, including, without limitation, any amounts due under Section 9.02 of this Agreement.

Section 11.02 Waivers and Other Agreements by Parent. Parent hereby irrevocably and unconditionally agrees, subject to Section 11.01(b), as follows:

(a) The obligations and agreements of Parent under this Article XI (the “Parent Obligations”) are absolute, unconditional, continuing and irrevocable and shall remain in full force and effect until payment and performance of all obligations as described in Section 11.01.

(b) A separate action or actions may be brought and prosecuted against Parent in respect of the Parent Obligations, whether or not any action is brought or prosecuted against Buyer or whether Buyer is joined in such action or actions. Any circumstance which operates to toll any statute of limitations applicable to Buyer shall also operate to toll the statute of limitations applicable to Parent.

(c) Parent authorizes Sellers, without notice to or further assent by Parent, and without affecting Parent’s liability under the Parent Obligations (regardless of whether any subrogation or similar right that Parent may have or any other right or remedy of Parent is extinguished or impaired), from time to time to:

(i) terminate, release, compromise, subordinate, extend, renew, accelerate or otherwise change the amount or time, manner or place of payment of, or rescind any demand for payment or acceleration of, the obligations of Buyer under this Agreement, or otherwise amend or waive the terms and conditions of this Agreement (with the consent of Buyer, as required hereunder);

(ii) exercise in such manner and order as Sellers elect in their sole discretion, fail to exercise, waive, suspend, terminate or suffer expiration of, any of the remedies or rights of Sellers against Buyer in respect of Buyer’s obligations under this Agreement (without limiting the generality of the foregoing, when making any demand on Parent hereunder in respect of the Parent Obligations, Sellers may, but shall be under no obligation to, make a similar demand on Buyer, and any failure by Sellers to make any such demand or to collect any payments from Buyer shall not relieve Parent of the Parent Obligations);

(iii) release, add or settle with Buyer in respect of this Agreement;

(iv) accept partial payments from Buyer with respect to such Buyer’s obligations under this Agreement;

(v) refund at any time, at the sole discretion of Sellers, any payments or recoveries received by it in respect of the obligations under this Agreement of Buyer; or

(vi) exercise any other action of any kind or nature determined necessary or appropriate in Sellers’ reasonable judgment.

(d) Parent hereby waives:

(i) any right to require Sellers to proceed against Buyer or to pursue any other remedy in Sellers’ power whatsoever and any right to have the property of Buyer first applied to the discharge of the Parent Obligations;

(ii) the benefit of any statute of limitations affecting Parent’s liability under the Parent Obligations;

(iii) any requirement of marshaling or any other principle of election of remedies and all rights and defenses arising out of an election of remedies by Sellers;

(iv) any right to assert against Sellers any defense (legal or equitable), set-off, counterclaim and other right that Parent may now or any time hereafter have against Buyer;

(v) any defense based upon or arising by reason of (A) any lack of authority of any officer, director or any other person acting or purporting to act on behalf of Buyer, or any defect in the formation of Buyer or (B) any act or omission by Buyer which directly or indirectly results in or aids the discharge of Buyer or any obligations of Buyer by operation of law or otherwise;

(vi) presentment, demand for payment or performance (including diligence in making demands hereunder), notice of dishonor or nonperformance, protest, acceptance and notice of acceptance of this Agreement, and all other notices of any kind, including (A) notice of the existence, creation or incurrence of new or additional obligations or of any amendment or waiver of any of the terms and conditions of this Agreement, (B) notice of any action taken or omitted by Sellers in reliance hereon, (C) notice of any default by Buyer, (D) notice that any portion of Buyer’s obligations under this Agreement is due and (E) notice of any action against Buyer or the assertion of any right of Sellers hereunder; and

(vii) any defense based upon or arising by reason of the absence, impairment or loss of any right of reimbursement or subrogation or any other right or remedy of Parent against Buyer, whether resulting from an election by Sellers or otherwise.

(e) Parent assumes the responsibility for being and keeping itself informed of the financial condition of Buyer and of all other circumstances bearing upon the risk of nonpayment or nonperformance by Buyer of the obligations described in Section 11.01, which diligent inquiry would reveal, represents that it has adequate means of obtaining such financial information from Buyer on a continuing basis, and agrees that Sellers shall have no duty to advise Parent of information known to it regarding such condition or any such circumstances.

(f) Parent further agrees to pay any and all reasonable expenses (including reasonable attorneys’ fees) which may be paid or incurred by Sellers in connection with the exercise or enforcement of any of the rights of Sellers against, or collecting against, Parent in respect of the Parent Obligations (subject to the provisions of Article IX (including Section 9.04 thereof)).

(g) Notwithstanding anything to the contrary contained herein, the Parent Obligations shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any or all of the obligations described in Section 11.01 is rescinded or must otherwise be restored or returned by Sellers upon the insolvency, bankruptcy or reorganization of Buyer. Notwithstanding any modification, discharge or extension of the obligations described in Section 11.01 or any amendment, waiver, modification, stay or cure of Sellers’ rights which may occur in any bankruptcy or reorganization case or proceeding concerning Buyer, whether permanent or temporary, and whether or not assented to by Sellers, Parent hereby agrees that it shall be obligated hereunder to pay and perform the Parent Obligations in accordance with the terms of the obligations described in Section 11.01 without regard to the effect of such bankruptcy or reorganization case or proceeding. Parent understands and acknowledges that by virtue of this Agreement, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Buyer

(h) No waiver, forbearance, failure or delay by Sellers in exercising, or in beginning to exercise, any right, power or remedy, nor any simultaneous or later exercise thereof, shall constitute a waiver of Sellers’ rights under this Article XI, and every right, power or remedy of Sellers shall continue in full force and effect until such right, power or remedy is specifically waived in writing. No single or partial exercise of any right, power or remedy by Sellers under this Article XI shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies under this Article XI are cumulative and are not exclusive of any other remedies that may be available to Sellers at law, in equity, or otherwise.

Section 11.03 Representations and Warranties of Parent. Parent represents and warrants to Sellers that the statements contained in this Section 11.03 are true and correct as of the date hereof.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Parent has full corporate power and authority to enter into this Agreement and to perform its obligations in this Article XI. The execution and delivery by Parent of this Agreement and the performance by Parent of its obligations in this Article XI have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by each of Sellers) this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The execution, delivery and performance by Parent of this Agreement does not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent; (ii) conflict with or result in a violation or breach of any provision of any material Law or Governmental Order applicable to Parent; or (iii) require the consent, notice or other action by any Person under any material Contract to which Parent is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent in connection with the execution and delivery of this Agreement, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices that, individually or in the aggregate, would not materially and adversely affect the ability of Parent to perform its obligations in this Article XI.

ARTICLE XII

TRUSTEE GUARANTIES

Section 12.01 Performance Commitment of Trustees.

(a) To induce Buyer to enter into this Agreement, each Trustee hereby absolutely, unconditionally (subject to Section 12.02(b) hereof) and irrevocably guarantees to Buyer, on and subject to the terms and conditions set forth herein, the due and punctual performance and discharge of all of the obligations of the Seller for which such Trustee serves as trustee (each Trustee’s “Applicable Seller”) and its successors and assigns under this Agreement, including any Losses to which any Buyer’s Indemnitee may be entitled under Section 7.03 or Section 9.02.

(b) The guaranty contemplated hereby is a guaranty of payment not of collection. In connection with the payment and performance by each Trustee of the guaranty obligations contemplated hereby, notwithstanding any contrary terms of this Article XII, each Trustee shall be entitled to assert any defense, offset, right, remedy, claim or counterclaim to payment hereunder that such Trustee’s Applicable Seller would be entitled to assert had Buyer made a demand for payment or performance directly to such Applicable Seller. If, however, such Trustee’s Applicable Seller has agreed in writing that it is obligated to pay to Buyer any amount under this Agreement, a final resolution has been made by the Independent Accountants in accordance with Section 2.04(c) or Section 2.06(b)(ii), a final resolution has been made by the Accounting Referee in accordance with Section 7.01, or a final, non-appealable adjudication determines that such Trustee’s Applicable Seller must pay to Buyer any amount under this Agreement, such Trustee’s guaranty obligations hereunder shall be absolute, unconditional and irrevocable to the extent of such amount.

(c) Notwithstanding any provision to the contrary in this Agreement or in any other Transaction Document whether now existing or hereafter arising, Buyer hereby authorizes each Trustee and its Applicable Seller to setoff against any and all liabilities and obligations of such Trustee and its Applicable Seller under this Agreement or any other Transaction Document, notwithstanding any mutuality or similar requirement that might otherwise be applicable, and notwithstanding that any such setoff may be triangular, any sums that become due by Buyer to such Trustee or its Applicable Seller for or in connection with this Agreement or any other Transaction Document, including, without limitation, any amounts due under Section 9.03 of this Agreement.

Section 12.02 Waivers and Other Agreements by Trustees. Each Trustee hereby irrevocably and unconditionally agrees, subject to Section 12.02(b), as follows:

(a) The obligations and agreements of such Trustee under this Article XII (the “Trustee Obligations”) are absolute, unconditional, continuing and irrevocable and shall remain in full force and effect until payment and performance of all obligations as described in Section 12.01.

(b) A separate action or actions may be brought and prosecuted against such Trustee in respect of such Trustee’s Trustee Obligations, whether or not any action is brought or prosecuted against such Trustee’s Applicable Seller or whether such Applicable Seller is joined in such action or actions. Any circumstance which operates to toll any statute of limitations applicable to such Trustee’s Applicable Seller shall also operate to toll the statute of limitations applicable to such Trustee.

(c) Such Trustee authorizes Buyer, without notice to or further assent by such Trustee, and without affecting such Trustee’s liability under its Trustee Obligations (regardless of whether any subrogation or similar right that such Trustee may have or any other right or remedy of such Trustee is extinguished or impaired), from time to time, to:

(i) terminate, release, compromise, subordinate, extend, renew, accelerate or otherwise change the amount or time, manner or place of payment of, or rescind any demand for payment or acceleration of, the obligations of such Trustee under this Agreement, or otherwise amend or waive the terms and conditions of this Agreement (with the consent of Sellers, as required hereunder);

(ii) exercise in such manner and order as Buyer elects in its sole discretion, fail to exercise, waive, suspend, terminate or suffer expiration of, any of the remedies or rights of Buyer against such Trustee’s Applicable Seller in respect of such Applicable Seller’s obligations under this Agreement (without limiting the generality of the foregoing, when making any demand on such Trustee hereunder in respect of such Trustee’s Trustee Obligations, Buyer may, but shall be under no obligation to, make a similar demand on such Trustee’s Applicable Seller, and any failure by Buyer to make any such demand or to collect any payments from such Applicable Seller shall not relieve such Trustee of its Trustee Obligations);

(iii) release, add or settle with any Seller in respect of this Agreement;

(iv) accept partial payments from such Trustee’s Applicable Seller with respect to such Applicable Seller’s obligations under this Agreement;

(v) refund at any time, at the sole discretion of Buyer, any payments or recoveries received by it in respect of the obligations under this Agreement of such Trustee’s Applicable Seller; or

(vi) exercise any other action of any kind or nature determined necessary or appropriate in Buyer’s reasonable judgment.

(d) Each Trustee hereby waives:

(i) any right to require Buyer to proceed against such Trustee’s Applicable Seller or to pursue any other remedy in Buyer’s power whatsoever, and any right to have the property of such Applicable Seller first applied to the discharge of the Trustee Obligations;

(ii) the benefit of any statute of limitations affecting such Trustee’s liability under its Trustee Obligations;

(iii) any requirement of marshaling or any other principle of election of remedies and all rights and defenses arising out of an election of remedies by Buyer;

(iv) any right to assert against Buyer any defense (legal or equitable), set-off, counterclaim and other right that such Trustee may now or any time hereafter have against its Applicable Seller;

(v) any defense based upon or arising by reason of (A) any lack of authority of any trustee, officer, director or any other person acting or purporting to act on behalf of such Trustee’s Applicable Seller, or any defect in the formation of such Applicable Seller or (B) any act or omission by such Trustee’s Applicable Seller which directly or indirectly results in or aids the discharge of such Applicable Seller or any obligations of such Applicable Seller by operation of law or otherwise;

(vi) presentment, demand for payment or performance (including diligence in making demands hereunder), notice of dishonor or nonperformance, protest, acceptance and notice of acceptance of this Agreement, and all other notices of any kind, including (A) notice of the existence, creation or incurrence of new or additional obligations or of any amendment or waiver of any of the terms and conditions of this Agreement, (B) notice of any action taken or omitted by Buyer in reliance hereon, (C) notice of any default by such Trustee’s Applicable Seller, (D) notice that any portion of such Trustee’s Applicable Seller’s obligations under this Agreement is due and (E) notice of any action against such Trustee’s Applicable Seller or the assertion of any right of Buyer hereunder; and

(vii) any defense based upon or arising by reason of the absence, impairment or loss of any right of reimbursement or subrogation or any other right or remedy of such Trustee against such Trustee’s Applicable Seller, whether resulting from an election by Buyer or otherwise.

(e) Each Trustee assumes the responsibility for being and keeping itself informed of the financial condition of such Trustee’s Applicable Seller and of all other circumstances bearing upon the risk of nonpayment or nonperformance by such Applicable Seller of the obligations described in Section 12.01, which diligent inquiry would reveal, represents that it has adequate means of obtaining such financial information from such Seller on a continuing basis, and agrees that Buyer shall have no duty to advise such Trustee of information known to it regarding such condition or any such circumstances.

(f) Each Trustee further agrees to pay any and all reasonable expenses (including reasonable attorneys’ fees) which may be paid or incurred by Buyer in connection with the exercise or enforcement of any of the rights of Buyer against, or collecting against, such Trustee in respect of such Trustee’s Trustee Obligations (subject to the provisions of Article IX (including Section 9.04 thereof)).

(g) Notwithstanding anything to the contrary contained herein, the Trustee Obligations of each Trustee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any or all of the obligations described in Section 12.01 is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy or reorganization of such Trustee’s Applicable Seller. Notwithstanding any modification, discharge or extension of the obligations described in Section 12.01 or any amendment, waiver, modification, stay or cure of Buyer’s rights which may occur in any bankruptcy or reorganization case or proceeding concerning such Trustee’s Applicable Seller, whether permanent or temporary, and whether or not assented to by Buyer, such Trustee hereby agrees that it shall be obligated hereunder to pay and perform such Trustee’s Trustee Obligations in accordance with the terms of the obligations described in Section 12.01 without regard to the effect of such bankruptcy or reorganization case or proceeding. Each Trustee understands and acknowledges that by virtue of this Agreement, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to such Trustee’s Applicable Seller.

(h) No waiver, forbearance, failure or delay by Buyer in exercising, or in beginning to exercise, any right, power or remedy, nor any simultaneous or later exercise thereof, shall constitute a waiver of Buyer’s rights under this Article XII, and every right, power or remedy of Buyer shall continue in full force and effect until such right, power or remedy is specifically waived in writing. No single or partial exercise of any right, power or remedy by Buyer under this Article XII shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies under this Article XII are cumulative and are not exclusive of any other remedies that may be available to Buyer at law, in equity, or otherwise.

Section 12.03 Representations and Warranties of Trustees. Each Trustee, severally and not jointly, represents and warrants to Buyer that the statements contained in this Section 12.03 are true and correct as of the date hereof.

(a) Such Trustee has full power and authority to enter into this Agreement and to perform its obligations in this Article XII. This Agreement constitutes a legal, valid and binding obligation of such Trustee enforceable against such Trustee in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The execution, delivery and performance by such Trustee of this Agreement does not and will not: (i) conflict with or result in a violation or breach of any provision of any material Law or Governmental Order applicable to such Trustee; or (ii) require the consent, notice or other action by any Person under any material Contract to which such Trustee is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Trustee in connection with the execution and delivery of this Agreement, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices that, individually or in the aggregate, would not materially and adversely affect the ability of such Trustee to perform its obligations in this Article XII.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. In addition, subject to Section 6.16, Sellers shall pay all costs and expenses incurred by the Companies in connection with this Agreement and the transactions contemplated hereby. Furthermore, for purposes of clarification, Sellers shall pay all amounts payable to Greystone Group, LLC. Notwithstanding anything contained herein to the contrary, Buyer shall reimburse Sellers for one-half of all costs and expenses incurred by Sellers in connection with obtaining the legal opinions required to be delivered to Buyer under Section 8.02(o).

Section 13.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.02):

If to Sellers:	Danvers M. Boardman, III 610 Illinois Street, Unit #301 San Francisco, California 94107 E-mail: danversb@yahoo.com

with a copy to:	Gibson Dunn & Crutcher LLP 3161 Michelson Drive Irvine, California 92612 Facsimile No.: (949) 475-4724 E-mail: TAllen@gibsondunn.com Attention: Terrence R. Allen, Esq.

If to Buyer:

Central Concrete Supply Co., Inc.

765 Stockton Ave.

San Jose, CA 95126

Facsimile:       408-294-3162

E-mail:             jdavis@us-concrete.com

Attention:         Jeff Davis

and

U.S. Concrete, Inc.

31 N. Main St.

Euless, Texas 76039

Attention: General Counsel

with a copy to:	Akin Gump Strauss Hauer & Feld LLP 2029 Century Park East, Suite 2400 Los Angeles, CA 90067-3010 Facsimile: 310-229-1001 E-mail: cbermudez@akingump.com Attention: Carlos M. Bermudez, Esq.

Section 13.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 13.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 13.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, except for the Non-Disclosure Agreement dated as of February 23, 2012 between the Companies, Terkat, Inc., a California corporation, and Parent. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Schedules (other than as set forth in the Schedules), the statements in the body of this Agreement will control.

Section 13.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 13.08 No Third-party Beneficiaries. Except as provided in Section 7.03 and Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 13.10 Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of California.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 13.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 13.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above first written.

SELLERS:

RANDOLPH R. BOARDMAN AND TERRI L. BOARDMAN, TRUSTEES UNDER RANDOLPH R. BOARDMAN AND TERRI L. BOARDMAN FAMILY TRUST AGREEMENT DATED JANUARY 21, 1997

By	/s/ Randolph R. Boardman
Name: Randolph R. Boardman Its: Co-trustee

By	/s/ Terri L. Boardman
Name: Terri L. Boardman Its: Co-trustee

DOUGLAS H. BOARDMAN AND LAUREN BOARDMAN, TRUSTEES OF THE DOUGLAS H. BOARDMAN AND LAUREN BOARDMAN FAMILY TRUST

By	/s/ Douglas H. Boardman
Name: Douglas H. Boardman Its: Co-trustee

By	/s/ Lauren Boardman
Name: Lauren Boardman Its: Co-trustee

DANVERS M. BOARDMAN, III, TRUSTEE UNDER THE DMB III TRUST AGREEMENT DATED JULY 12, 2008

By	/s/ Danvers M. Boardman III
Name: Danvers M. Boardman III Its: Trustee

Signature Page to Equity Purchase Agreement

KATHY M. BOARDMAN, TRUSTEE UNDER THE KMSB TRUST AGREEMENT DATED JUNE 26, 2008

By	/s/ Kathy M. Boardman
Name: Kathy M. Boardman Its: Trustee

TRUSTEES (SOLELY FOR THE PURPOSES OF SECTION 6.07 AND ARTICLE XII):

RANDOLPH R. BOARDMAN

/s/ Randolph R. Boardman

TERRI L. BOARDMAN

/s/ Terri L. Boardman

DOUGLAS H. BOARDMAN

/s/ Douglas H. Boardman

LAUREN BOARDMAN

/s/ Lauren Boardman

DANVERS M. BOARDMAN III

/s/ Danvers M. Boardman III

KATHY M. BOARDMAN

/s/ Kathy M. Boardman

Signature Page to Equity Purchase Agreement

BUYER:

CENTRAL CONCRETE SUPPLY CO., INC.

By	/s/ Katherine I. Hargis
Name: Katherine I. Hargis Title: Vice President & Secretary

PARENT (SOLELY FOR THE PURPOSES OF ARTICLE XI):

U.S. CONCRETE, INC.

By	/s/ Katherine I. Hargis
Name: Katherine I. Hargis Title: VP, General Counsel & Corporate Secretary

Signature Page to Equity Purchase Agreement

Exhibit A

Sellers and Allocation Percentages

Seller	Bode Gravel Company Stock	Bode Concrete LLC Membership Interests	Allocation Percentage
Randolph R. Boardman and Terri L. Boardman, Trustees under the Randolph R. Boardman and Terri L. Boardman Family Trust Agreement dated January 21, 1997	100 Shares	33.3330%	33.3330%
Douglas H. Boardman and Lauren Boardman, Trustees of the Douglas H. Boardman and Lauren Boardman Family Trust dated July 12, 2008	75 Shares	25.0000%	25.0000%
Danvers M. Boardman, III, Trustee under the DMB III Trust Agreement dated July 12, 2008	62.5 Shares	20.8335%	20.8335%
Kathy M. Boardman, Trustee under the KMSB Trust Agreement dated June 26, 2008	62.5 Shares	20.8335%	20.8335%

A-1

Exhibit B

Form of Assignment of Membership Interests

[attached]

FORM OF

ASSIGNMENT AND ASSUMPTION

OF

MEMBERSHIP INTERESTS

THIS ASSIGNMENT AND ASSUMPTION (this “Assignment”) by and between [            ] (“Assignor”), and CENTRAL CONCRETE SUPPLY CO., INC. (“Assignee”), is dated as of the Closing Date (as such term is defined in the Equity Purchase Agreement, dated as of [            ], 2012 (the “Purchase Agreement”), by and between Randolph R. Boardman and Terri L. Boardman, Trustees under the Randolph R. Boardman and Terri L. Boardman Family Trust Agreement dated January 21, 1997, Douglas H. Boardman and Lauren Boardman, Trustees of the Douglas H. Boardman and Lauren Boardman Family Trust, Danvers M. Boardman, III, Trustee under the DMB III Trust Agreement dated July 12, 2008 and Kathy M. Boardman, Trustee under the KMSB Trust Agreement dated June 26, 2008 (each a “Seller” and, collectively, the “Sellers”), Assignee and the other parties thereto) and effective as of the Effective Date (as defined below). Capitalized terms used herein without definition shall have the meanings assigned thereto in the Purchase Agreement.

RECITALS

WHEREAS, pursuant to the Purchase Agreement, Sellers agreed to sell to Assignee all of the membership interests in Bode Concrete LLC, a California limited liability company (the “Company”) for the consideration stated in the Purchase Agreement;

WHEREAS, pursuant to the Purchase Agreement, each Seller agreed to execute and deliver to Assignee an assignment of its limited liability company interests in the Company, in the form of this Assignment;

WHEREAS, Assignor owns [            ]% of the issued and outstanding membership interests in the Company (the “Membership Interests”) and wishes to sell to Assignee the Membership Interests for Assignor’s portion of the consideration stated in the Purchase Agreement; and

WHEREAS, this Assignment is executed and delivered by Assignor in connection with the Closing under, and in accordance with, the Purchase Agreement.

NOW, THEREFORE, BE IT KNOWN THAT:

1. Assignment. As of the Closing Date, Assignor hereby SELLS, ASSIGNS, TRANSFERS, DELIVERS AND CONVEYS to Assignee all of Assignor’s right, title and interest in and to the Membership Interests and all of its rights under the Company’s limited liability company agreement.

2. Assumption. As of the Closing Date, Assignee accepts from Assignor the Membership Interests and agrees to be bound by, to be subject to and to comply with all of the terms and provisions of the limited liability company agreement of the Company, as the same may be amended from time to time.

3. Conflict Among Agreements. In the event of a conflict between the terms and conditions of this Assignment and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern, supersede and prevail.

4. Headings. The headings in this Assignment are for reference only and shall not affect the interpretation of this Assignment.

5. Further Assurances. At any time, or from time to time after the date hereof, the parties hereto shall, at any such party’s reasonable request, execute and deliver such instruments of transfer, conveyance, assignment and assumption, in addition to this Assignment, and take such other action as either of them may reasonably request in order to evidence the transfer effected hereby.

6. Amendment and Modification; Waiver. This Assignment may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Assignment shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

8. Governing Law. This Assignment shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of California.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date above first written.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

CENTRAL CONCRETE SUPPLY CO., INC.

By:
Name:
Title:

Exhibit C

Legal Opinion Paragraphs

1. The [Insert Name of Seller (“Seller”)] is a revocable inter vivos trust duly created and validly existing under the laws of the State of California, and as of the date hereof such trust has not been revoked. The [Insert Name of Trust Agreement], a copy of which is attached hereto as Exhibit A, has not been amended, modified or supplemented.

2. The Seller has full legal power and authority under the trust documents of the Seller to execute, deliver and perform its obligations under the [Equity Purchase Agreement and related agreements (the “Agreements”)].

3. (a) The execution and delivery of the Agreements by the Seller and the performance by the Seller of its obligations under the Agreements have been duly authorized by all necessary action on the part of the Seller. (b) The Agreements have been duly and validly executed and delivered on behalf of the Seller by [Insert Name of Trustee], in his/her capacity as the trustee of the Seller. (c) Each such Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against the Seller in accordance with its terms.

4. The execution and delivery of the Agreements by the Seller do not, and the performance by the Seller of its obligations under the Agreements will not (a) result in a violation of the governing documents of the Seller, or any resolution adopted by its beneficiaries or any other person holding any controlling or beneficial interest in the Seller, (b) conflict with or result in a violation of (i) any order, writ, injunction, judgment or decree of any court, administrative agency or any other governmental authority relating to the Seller or its property (ii) any material agreement known to us by which the Seller is bound, or (c) conflict with or result in a violation of any applicable statutory law or regulation known to us.

C-1

DISCLOSURE SCHEDULES

Section 3.01	Organization, Authority and Qualification of the Companies
Section 3.02	Capitalization
Section 3.03	No Subsidiaries
Section 3.04	No Conflicts; Consents
Section 3.05	Financial Statements
Section 3.06	Undisclosed Liabilities
Section 3.07	Absence of Certain Changes
Section 3.08	Material Contracts
Section 3.09	Real Property
Section 3.10	Condition and Sufficiency of Assets
Section 3.11	Intellectual Property
Section 3.12	Inventory
Section 3.14(a)	Material Customers
Section 3.14(b)	Material Suppliers
Section 3.15	Insurance Policies
Section 3.16	Legal Proceedings; Governmental Orders
Section 3.17	Compliance with Laws; Permits
Section 3.18	Environmental Matters
Section 3.19	Employee Benefit Matters
Section 3.20	Employment Matters
Section 3.21	Taxes
Section 3.22	Product Warranties
Section 3.24	Accounts with Banks and Brokerages
Section 3.26	Capital Expenditures
Section 3.27	Indebtedness